   As filed with the Securities and Exchange Commission on June 23, 1999

                                                 Registration No. 333-79923
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                       PRE-EFFECTIVE AMENDMENT NO. 1

                                    to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                        National Commerce Bancorporation
             (Exact name of registrant as specified in its charter)

                                --------------

            Tennessee                         6711                   62-0784645
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)    Classification Code Number) Identification Number)

                              One Commerce Square
                            Memphis, Tennessee 38150
                                 (901) 523-3434
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                             Charles A. Neale, Esq.
                       Vice President and General Counsel
                        National Commerce Bancorporation
                              One Commerce Square
                            Memphis, Tennessee 38150
                                 (901) 523-3371
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

           Philip A. Theodore, Esq.                        Daniel W. Small, Esq.
               King & Spalding                                Attorney at Law
             191 Peachtree Street                       Suite 300, 323 Union Street
            Atlanta, Georgia 30303                       Nashville, Tennessee 37219
                (404) 572-4676                                 (615) 252-6000

                                --------------

        Approximate date of commencement of proposed sale to the public:
    As soon as practicable following the effectiveness of this Registration
                                   Statement.

                                --------------

  If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          First Financial Corporation
                           1691 North Mt. Juliet Road
                          Mt. Juliet, Tennessee 37122

Dear Shareholder:

   You are cordially invited to a special meeting of the shareholders of First Financial Corporation to approve the proposed merger of FFC with National Commerce Bancorporation pursuant to the Agreement and Plan of Merger dated as of May 1, 1999 between NCBC and FFC. The Boards of Directors of FFC and NCBC have agreed on a merger transaction that will result in the acquisition of FFC by NCBC. The combined company will have expanded operations in the Middle Tennessee area and expects to be better positioned to compete in the financial services industry in Middle Tennessee. We expect that the merger generally will be tax-free to FFC shareholders for federal income tax purposes.

   If you approve the merger, FFC will be merged with and into NCBC and we anticipate that FFC shareholders will receive 2.8502 shares of NCBC common stock for each share of FFC common stock they own based on the exchange ratio calculation described more fully in this proxy statement/prospectus. The exchange ratio calculation is based on the assumption that the market value of a share of NCBC common stock is $24.25. On June 22, 1999, the closing price per share of NCBC common stock was $22.4375. The market value of a share of NCBC common stock will fluctuate. The market price may be less than $24.25 on the date the merger is completed. NCBC and FFC will not recalculate the exchange ratio to adjust for decreases or increases in the market value of NCBC common stock.

   Your vote is important. FFC cannot complete the merger unless the holders of a majority of the outstanding shares of FFC common stock approve the merger agreement.

   The special meeting will be held on Tuesday, August 3, 1999, at 2:00 p.m., local time, at the main office of First Bank & Trust, 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee. It is important that your shares be represented at the special meeting either in person or by proxy. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the enclosed postage prepaid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. If you do not sign and send in your proxy or you abstain, the effect will be a vote against the merger. If your shares are held in "street name," you must instruct your broker in order to vote. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

   This proxy statement/prospectus contains a detailed description of the entire transaction. Please read it carefully. You can also obtain more information about NCBC and FFC in documents they each file with the Securities and Exchange Commission.

   After careful consideration, FFC's Board of Directors has determined that the merger is in the best interests of its shareholders, and unanimously recommends voting FOR approval of the merger agreement and the transactions provided for in the merger agreement.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

   This proxy statement/prospectus is dated June 25, 1999 and was mailed to FFC shareholders with a proxy card on or about June 28, 1999.

                                                       Sincerely,


                                         {Signature of David Major appears
                                                       here]

                                                        David Major
                                                  Chairman, President and
                                                  Chief Executive Officer

Mt. Juliet, Tennessee

June 25, 1999

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       To be held on August 3, 1999

                                ----------------

   Notice is hereby given that a special meeting of the shareholders of First Financial Corporation will be held on Tuesday, August 3, 1999, at 2:00 p.m., local time, at the main office of First Bank & Trust, 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee, for the following purposes:

  1. To consider and act upon a proposal to approve the Agreement and Plan of Merger dated as of May 1, 1999, between NCBC and FFC, a copy of which is an appendix to this proxy statement/prospectus. The merger agreement provides for the merger of FFC with and into NCBC. If the merger is completed we anticipate that each outstanding share of FFC common stock will be converted into the right to receive 2.8502 shares of NCBC common stock based on an exchange ratio calculation described more fully in this proxy statement/prospectus. The final exchange ratio will depend on the number of shares of FFC common stock outstanding and the number of shares of FFC common stock issuable pursuant to options to purchase FFC common stock outstanding as of the effective date of the merger. The exchange ratio is also subject to adjustment if FFC effects any stock splits, reverse stock splits, stock dividends or similar changes in its capital accounts. NCBC has the right to terminate the merger if, as of the closing date of the merger, consolidated shareholders' equity of FFC is less than $18,885,000, exclusive of any unrealized securities gains or losses. We expect that the merger generally will be tax-free to FFC shareholders for U.S. federal income tax purposes.

  2. To transact such other business as may properly be brought before the special meeting or at any postponement or adjournment thereof.

   FFC's Board is not aware of any other business to come before the special meeting.

   The merger is conditioned upon approval by the holders of a majority of the outstanding shares of FFC common stock. The FFC Board has fixed the close of business on June 25, 1999, as the record date for the determination of the shareholders entitled to receive notice of and to vote at the special meeting and at any postponement or adjournment of the meeting. A list of shareholders who are entitled to vote at the special meeting will be available for inspection by any shareholder, his or her agent or attorney at the time and place of the meeting.

   FFC shareholders who oppose the merger and comply with the procedural requirements of Tennessee law regarding dissenters' rights will be entitled to receive payment of the cash value of their shares if the merger is approved, rather than shares of NCBC common stock.

   Your vote is important regardless of the number of shares you own. Please plan to attend the meeting.

   A form of proxy is enclosed. Please complete, date and sign the proxy card and return it promptly in the enclosed postage prepaid envelope whether or not you plan to attend the special meeting. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card, by revoking your proxy as described in the proxy statement/prospectus.

                                            By Order of the Board of Directors


                                         [Signature of Robert L. Callis appears
                                                         here]

                                                     Robert L. Callis,
                                                         Secretary

Mt. Juliet, Tennessee

June 25, 1999

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................    1

SUMMARY....................................................................    4
  The Parties..............................................................    4
  The Special Meeting......................................................    4
  The Merger...............................................................    5
  Market Prices and Dividend Policy of NCBC and FFC........................    7
  NCBC and FFC Selected Historical Financial Data..........................    8
  NCBC and FFC Equivalent Pro Forma Per Common Share Data..................   12

INFORMATION CONCERNING THE SPECIAL MEETING.................................   13
  Date, Time and Place; Matters to be Considered...........................   13
  Vote Required............................................................   13
  Voting of Proxies........................................................   13
  Revocability of Proxies..................................................   13
  Solicitation of Proxies..................................................   13
  Other Matters to be Considered...........................................   14

THE MERGER.................................................................   14
  General..................................................................   14
  Background of the Merger.................................................   15
  Reasons for the Merger; Board of Director's Recommendation...............   15
  Stock Option Agreement...................................................   16
  Interests of Certain Persons in the Merger...............................   18
  Opinion of Financial Advisor to FFC......................................   18
  Exchange of Certificates Representing FFC Common Stock...................   23
  Covenants; Conditions; Representations and Warranties; Amendment and
   Termination.............................................................   23
  Management Ownership of FFC Common Stock.................................   26
  Resale of NCBC Common Stock by FFC Shareholders and Affiliates...........   27
  Bank Regulatory and Other Legal Considerations...........................   28
  Accounting Treatment.....................................................   29
  Federal Income Tax Considerations........................................   29
  Expenses.................................................................   30
  Stock Exchange Listing...................................................   30
  Ability to Receive Cash Instead of Stock.................................   31

COMPARISON OF RIGHTS OF FFC AND NCBC SHAREHOLDERS..........................   33

DESCRIPTION OF NCBC COMMON STOCK...........................................   36

WHERE YOU CAN FIND MORE INFORMATION........................................   38

FORWARD-LOOKING STATEMENTS.................................................   38

INCORPORATION OF DOCUMENTS FILED WITH THE SEC..............................   39

VALIDITY OF COMMON STOCK...................................................   40

EXPERTS....................................................................   40

APPENDIX A--MERGER AGREEMENT...............................................  A-1

APPENDIX B--OPINION OF MORGAN KEEGAN & COMPANY, INC. ......................  B-1

APPENDIX C--TENNESSEE BUSINESS CORPORATION ACT, (S)(S) 48-23-101 et seq. ..  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: WHY IS FFC BEING ACQUIRED BY NCBC?

A: Both the FFC Board and the NCBC Board believe that the merger is in the best interests of their respective companies and will benefit their respective shareholders, customers and employees. The Boards believe the merger will create a company with expanded operations in the Middle Tennessee area and will be better positioned to compete in the financial services industry in Middle Tennessee. For the first time, FFC shareholders will have substantial liquidity in their investment because, unlike FFC common stock, NCBC common stock is listed and actively traded. In addition, the market value of the NCBC common stock to be issued in the merger represents a substantial premium over the book value of FFC common stock. To review the background and reasons for the merger in greater detail, see pages 15 through 16.

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: FFC shareholders are being asked to approve the merger agreement, which provides for the acquisition of FFC through the merger of FFC with and into NCBC. Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of FFC common stock.

   The FFC board has unanimously approved and adopted the merger agreement and recommends voting for the approval of the merger agreement.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: FFC shareholders are expected to receive 2.8502 shares of NCBC common stock in exchange for each share of FFC common stock they hold based on an exchange ratio calculation described more fully on pages 14 through 15.

   NCBC will not issue fractional shares in the merger. Instead, FFC shareholders will receive a cash payment, without interest, for the value of any fraction of a share of NCBC common stock that they would otherwise be entitled to receive based upon $24.25, the market value of a share of NCBC common stock on April 12, 1999 as reported on the Nasdaq National Market as determined in the merger agreement.

   For example, using the expected exchange ratio of 2.8502:

  . If you own 50,000 shares of FFC common stock, then after the merger you will receive 142,510 shares of NCBC common stock.

  . If you own 1,000 shares of FFC common stock, then after the merger you will receive 2,850 shares of NCBC common stock and a check for $4.85. The check represents the product of the fractional share (0.2) times $24.25 (the assumed market value of one share of NCBC common stock).

Q: CAN NCBC TERMINATE THE MERGER?

A: Yes. NCBC has the right to terminate the merger if, as of the closing date of the merger, consolidated shareholders' equity of FFC is less than $18,885,000, exclusive of any unrealized securities gains or losses. As of March 31, 1999, FFC's unaudited consolidated shareholders' equity was approximately $19,285,000, exclusive of any unrealized securities gains or losses.

Q: WHAT WILL MY DIVIDENDS BE AFTER THE MERGER?

A: After the merger, FFC shareholders will receive any dividends that are declared by the NCBC Board with respect to the NCBC common stock. For the first and second quarters of 1999, NCBC paid quarterly dividends of $0.09 per share, respectively, and in 1998, paid quarterly dividends totaling $0.32 per share. NCBC has paid regular dividends on the NCBC common stock without interruption since its incorporation.

Q: MAY I SELL THE SHARES OF NCBC COMMON STOCK THAT I WILL RECEIVE IN THE
MERGER?

A: Yes. Shares of NCBC common stock received by FFC shareholders in the merger will be freely transferable by the holders, except for those shares held by FFC shareholders who may be deemed to be "affiliates" of FFC under applicable federal securities laws. Affiliates include directors, certain executive officers and holders of 10% or more of FFC common stock. Generally, all shares of NCBC common stock received by such affiliates may not be sold by them until NCBC publishes at least one full calendar month of the combined results of operations of NCBC and FFC, except in compliance with the Securities Act and applicable accounting rules governing pooling of interests. Shares of NCBC common stock received by non-affiliates in connection with the merger will be freely transferable under the Securities Act. For more detail regarding this subject, see pages 27 through 28.

Q: WHAT HAPPENS AS THE MARKET PRICE OF NCBC COMMON STOCK FLUCTUATES?

A: The expected exchange ratio is 2.8502. The final exchange ratio will be calculated based on the assumption that the market value of a share of NCBC common stock is $24.25. The market value of a share of NCBC common stock may decrease or increase. The market price may be less than $24.25 on the date the merger is completed. The final exchange ratio will not be recalculated to adjust for decreases or increases in the market value of NCBC common stock. You should obtain current market prices for shares of NCBC common stock.

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger during the third quarter of 1999.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that the exchange of shares by FFC shareholders generally will be tax-free to FFC shareholders for U.S. federal income tax purposes. FFC shareholders will, however, have to pay taxes on cash received for fractional shares. FFC shareholders who perfect their dissenters' rights under Tennessee law and who receive payment in cash for the "fair value" of their shares of FFC common stock generally will recognize capital gain or loss equal to the difference between the cash received less the tax basis of such shares. To review the federal tax consequences to FFC shareholders in greater detail, see pages 29 through 30.

   Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. We cannot give you tax, accounting, legal or investment advice.

Q: WHAT SHOULD I DO NOW?

A: Indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the special meeting.

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. If you do not sign and send in your proxy or if you abstain, it will have the effect of a vote against the merger.

   The special meeting will take place on Tuesday, August 3, 1999, at 2:00 p.m., local time, at the main office of First Bank & Trust, 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee, subject to any adjournments or postponements thereof. You may attend the special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by following the directions on page 13 and either change your vote or attend the special meeting and vote in person.

Q: HOW CAN I RECEIVE CASH INSTEAD OF NCBC COMMON STOCK IN THE MERGER?

A: To receive cash instead of NCBC common stock in the merger, a FFC shareholder must exercise and perfect his or her dissenters' rights. To exercise dissenters' rights under Tennessee law, a FFC shareholder must:

  (1) deliver to NCBC before the special meeting written notice of his or her intent to demand payment for his or her shares if the merger is completed, and

  (2) not vote his or her shares in favor of the approval and adoption of the merger agreement at the special meeting.

   A FFC shareholder who does not satisfy these two requirements is not entitled to payment for his or her shares of FFC common stock under Tennessee law. In addition, any FFC shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares of FFC common stock are to be voted will be deemed to have voted in favor of the approval and adoption of the merger agreement and will not be entitled to assert dissenters' rights. For more information regarding your dissenters' rights, see pages 31 through 33 and Appendix C to this proxy statement/prospectus.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes. Your broker will vote your shares of FFC common stock if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger. Please contact your broker about this transaction.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed we will send you written instructions for exchanging your FFC common stock certificates for NCBC common stock certificates.

Q: WHO CAN HELP ANSWER YOUR QUESTIONS?

A: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                        David Major, Chairman, President
                          and Chief Executive Officer
                          First Financial Corporation
                           1691 North Mt. Juliet Road
                          Mt. Juliet, Tennessee 37122
                           Telephone: (615) 754-2265

                                       or

             Sally P. Kimble, Senior Vice President of Operations,
                     Treasurer and Chief Financial Officer
                          First Financial Corporation
                           1691 North Mt. Juliet Road
                          Mt. Juliet, Tennessee 37122
                           Telephone: (615) 754-2265

                                    SUMMARY

   Certain significant matters discussed in this proxy statement/prospectus are summarized below. These summaries are not intended to be complete and are qualified in all respects by reference to the detailed information appearing elsewhere in this proxy statement/prospectus. FFC shareholders are urged to review carefully the entire proxy statement/prospectus, including the appendices and other documents to which this proxy statement/prospectus refers.

The Parties

   NCBC. National Commerce Bancorporation is a registered bank holding company. NCBC provides select financial services and consulting through a regional network of banking affiliates and a national network of non-banking affiliates. NCBC operates 144 bank locations in Tennessee, North Carolina, Georgia, Virginia, Mississippi and Arkansas and has three major lines of business: retail banking, commercial banking and financial services. Financial services include transaction processing, in-store licensing and consulting, capital markets, trust and asset management and treasury.

   NCBC was formed in February 1966 as a Tennessee financial corporation. The corporate name was changed in 1970, and the present name was adopted in May 1978. NCBC Common Stock, par value $2.00 per share, is quoted on the Nasdaq National Market under the symbol "NCBC." Unless the context otherwise requires, references to NCBC include National Commerce Bancorporation and its subsidiaries. NCBC's principal executive offices are located at One Commerce Square, Memphis, Tennessee 38150, and its telephone number is (901) 523-3242.

   FFC. First Financial Corporation is a financial services corporation incorporated under the laws of the State of Tennessee in 1991 for the purpose of becoming a bank holding company by acquiring all of the issued and outstanding common stock of First Bank & Trust.

   FFC's principal business is the ownership of First Bank and all material operations of FFC are conducted through First Bank, its wholly owned subsidiary. FFC and First Bank concentrate on developing the financial service business of First Bank in Wilson, Davidson and Rutherford Counties near Nashville, Tennessee and in other trade areas. First Bank is a Tennessee banking corporation originally established in 1989. First Bank conducts a full-service commercial banking business centered principally in Wilson County, Tennessee, with full-service banking offices located also in Rutherford and Davidson Counties in Tennessee. First Bank also owns all of the issued and outstanding stock of American Title and Escrow Company, its title insurance subsidiary, and First Southern Finance, Inc., its inactive finance subsidiary. Unless the context otherwise requires, references to FFC include First Financial Corporation and its subsidiaries. FFC's principal executive offices are located at 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, telephone (615) 754-2265.

The Special Meeting (pages 13 through 14)

   The special meeting of the shareholders of FFC will be held at the main office of First Bank at 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, on Tuesday, August 3, 1999 at 2:00 p.m., local time. The purpose of the special meeting is to consider and vote upon the approval and adoption of the merger agreement. Only holders of shares of FFC common stock of record at the close of business on June 25, 1999, the record date, will be entitled to vote at the special meeting. As of the record date, there were [1,009,467] shares of FFC common stock outstanding and entitled to vote, with each share entitled to one vote. As of the record date, approximately [31.33]% of the outstanding shares of FFC common stock were beneficially owned by officers and directors of FFC and their affiliates. The presence in person or by proxy of the holders of a majority of the shares of FFC Common Stock outstanding as of the record date is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of FFC common stock entitled to vote is necessary to approve and adopt the merger agreement. See "Information Concerning the Special Meeting--Vote Required."

   A form of proxy for the FFC common stock is enclosed with this proxy statement/prospectus. Holders of FFC common stock are requested to sign, date and return the proxy. All shares of FFC common stock represented by properly executed proxies, unless such proxies have been previously revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted for approval of the merger agreement and, in the discretion of the proxy holder, as to any other matter which may properly come before the special meeting. See "The Information Concerning the Special Meeting--Revocability of Proxies" and "--Solicitation of Proxies."

The Merger (pages 14 through 33)

   General. The merger agreement, a copy of which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, provides for the merger of FFC with and into NCBC in accordance with the applicable provisions of the Tennessee Business Corporation Act. When the merger is completed:

  .  NCBC will be the surviving corporation;

  .  the separate existence of FFC will cease;

  .  First Bank will become a wholly owned bank subsidiary of NCBC; and

  .  shareholders of FFC will become shareholders of NCBC.

   Subject to the terms, conditions and procedures set forth in the merger agreement, upon completion of the merger at the time and date specified in the articles of merger to be filed to effect the Merger, we anticipate that each of the issued and outstanding shares of FFC common stock will be converted into the right to receive 2.8502 shares of NCBC common stock based on an exchange ratio calculation described more fully in this proxy statement/prospectus. Treasury shares and shares held by FFC shareholders who perfect their dissenters' rights will not be converted. The final exchange ratio will be calculated based on the assumption that the market value of a share of NCBC common stock is $24.25. The market value of a share of NCBC common stock may decrease or increase. The market price may be less than $24.25 on the date the merger is completed. The final exchange ratio will not be recalculated to adjust for decreases or increases in the market value of NCBC common stock. Cash will be paid to FFC shareholders in lieu of fractional shares otherwise issuable in the merger based on a price of $24.25 per share of NCBC common stock.

   Shareholders are encouraged to read the merger agreement in its entirety.

   Background of the Merger. The managements of NCBC and FFC began considering a potential combination in April of 1999. A letter of intent was finalized and executed on April 17, 1999. The merger agreement was approved by the FFC Board of Directors on May 1, 1999, and by the NCBC Board of Directors on April 28, 1999. The merger agreement was executed as of May 1, 1999. See "The Merger-- Background of the Merger."

   Board of Directors' Recommendation. The Board of Directors of FFC voted to approve the merger agreement as being in the best interests of FFC and FFC shareholders and recommends that FFC shareholders vote to approve the merger and approve and adopt the merger agreement. See "The Merger--Reasons for the Merger; Board of Director's Recommendation."

   Stock Option Agreement. In connection with the merger agreement, NCBC and FFC entered into a Stock Option Agreement, dated as of May 1, 1999. The option agreement was requested by NCBC to enhance the likelihood that the merger will be successfully completed in accordance with the terms contemplated by the merger agreement. Pursuant to the option agreement, FFC granted NCBC an option to purchase, subject to adjustments in certain circumstances, the number of authorized but unissued shares of FFC common stock such that immediately following this purchase NCBC would own 19.5% of the then issued and outstanding shares of FFC common stock. See "The Merger--Stock Option Agreement."

   Interests of Certain Persons in the Merger. First Bank and NCBC, as the corporate successor to FFC, will, as a condition to the consummation of the merger, enter into employment agreements with David Major and James S. Short, who serve as President and Executive Vice President, respectively, of First Bank. Each employment agreement will have a term of five years. Each term will be automatically renewed for one additional year at the end of each calendar year, unless terminated as provided in the respective employment agreement.

   Opinion of Financial Advisor to FFC. Morgan Keegan & Company, Inc., financial advisor to FFC, rendered an opinion dated as of June 1, 1999 to the FFC Board that as of that date the exchange ratio was fair to FFC from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Appendix B. FFC shareholders should read the fairness opinion of Morgan Keegan in its entirety.

   Exchange of Certificates Representing FFC Common Stock. Promptly after the effective time of the merger, The Bank of New York, the exchange agent for NCBC common stock, will mail to each holder of record of any of the issued and outstanding shares of FFC common stock immediately prior to the effective time of the merger materials that contain instructions with respect to the surrender of certificates representing shares of FFC common stock and the distribution of certificates representing shares of NCBC common stock. Shares of FFC common stock will be surrendered to the exchange agent.

   Covenants; Conditions; Representations and Warranties; Amendment and Termination. The respective obligations of NCBC and FFC to complete the merger are subject to, among other things, the requisite vote of FFC shareholders approving the merger and compliance with certain regulatory requirements. Additional conditions to the obligations of NCBC and FFC to consummate the merger are discussed in "The Merger--Covenants; Conditions; Representations and Warranties; Amendment and Termination."

   The merger agreement may be amended by agreement between FFC and NCBC, but no amendment may reduce the consideration to be received by FFC shareholders unless the amendment is approved by the FFC shareholders. The merger agreement may be terminated by either NCBC or FFC if by November 30, 1999, specified conditions in the merger agreement have not been satisfied or waived.





   Management Ownership of FFC Common Stock. On the record date, June 25, 1999, the executive officers and directors of FFC, including their affiliates, beneficially owned an aggregate of [316,227] shares of FFC common stock, or approximately [31.33]% of the [1,009,467] shares of FFC common stock then outstanding.

   Regulatory or Other Legal Considerations. The merger is subject to approval by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, and the expiration of the 30-day Department of Justice waiting period. NCBC filed an application for this approval on or about May 19, 1999. NCBC believes the approval will be granted on or about June 28, 1999. The merger is also subject to approval by the State of Tennessee Department of Financial Institutions. NCBC filed an application for this approval on May 19, 1999. NCBC believes the Tennessee approval will be granted on or about June 28, 1999. See "The Merger--Regulatory and Other Legal Considerations."

   Accounting Treatment. We expect the merger to be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

   Comparison of Rights of FFC and NCBC Shareholders. Both FFC and NCBC are incorporated under the laws of the State of Tennessee. FFC shareholders, whose rights as shareholders are currently governed by Tennessee law and the FFC Charter and Bylaws, upon completion of the merger will become shareholders of NCBC and their rights as NCBC shareholders will be governed by Tennessee law and the NCBC Restated Charter and Bylaws. The NCBC Charter and Bylaws contain provisions intended to deter takeover attempts that are not contained in the FFC Charter and Bylaws. See "Comparison of Rights of FFC and NCBC Shareholders."

Market Prices and Dividend Policy of NCBC and FFC

   NCBC. The NCBC common stock is traded over-the-counter on the Nasdaq National Market and is quoted under the trading symbol "NCBC." At December 31, 1998, there were approximately 3,600 shareholders of record of NCBC.

   The following table sets forth for the periods indicated the high and low closing sales prices for the NCBC common stock as reported on the Nasdaq National Market, as restated to give retroactive recognition to all stock dividends and stock splits:

             Market Price of NCBC Common Stock and Dividend Policy

                                                           NCBC Common Stock
                                                        -----------------------
                                                         High   Low   Dividends
                                                        ------ ------ ---------
   1997
     First Quarter..................................... $11.50 $ 8.94   $0.05
     Second Quarter....................................  11.81   9.63    0.06
     Third Quarter.....................................  13.82  11.44    0.05
     Fourth Quarter....................................  17.88  13.59    0.07
   1998
     First Quarter..................................... $21.57 $15.13   $0.07
     Second Quarter....................................  23.38  19.69    0.08
     Third Quarter.....................................  25.75  16.50    0.08
     Fourth Quarter....................................  19.06  13.94    0.09
   1999
     First Quarter..................................... $24.38 $17.56   $0.09
     Second Quarter (through June 22, 1999)............  25.69  22.31    0.09(a)

--------
(a) Payable on July 1, 1999 to shareholders of record as of June 4, 1999.

   NCBC has paid regular dividends on its common stock without interruption since its incorporation. NCBC's Board has the discretion to decide whether or not to pay dividends in the future and the amount of any such dividends. NCBC's ability to pay dividends to its shareholders may be limited by certain factors including regulatory capital requirements and broad enforcement powers of the Board of Governors of the Federal Reserve System.

   FFC. There is no established public trading market for FFC common stock. FFC's management, however, believes that Middle Tennessee is the principal market area for FFC common stock. The following table sets forth the high and low sales prices per share of FFC common stock, as restated to give retroactive recognition to all stock dividends and stock splits. Although FFC's management believes that the information supplied by purchasers and sellers concerning their respective transactions is generally reliable, it has not been verified. This information may not include all transactions in FFC common stock for the respective periods shown, and it is possible that transactions occurred during the periods reflected or discussed at prices higher or lower than the prices set forth below. Some of the transactions may have involved FFC or its principals.

          Known Trading Prices of FFC Common Stock and Dividend Policy

                                                            FFC Common Stock
                                                         -----------------------
                                                          High   Low   Dividends
                                                         ------ ------ ---------
   1997
     First Quarter...................................... $21.00 $20.00    --
     Second Quarter.....................................      *      *    --
     Third Quarter......................................  22.50  22.50   0.25
     Fourth Quarter.....................................  25.00  25.00    --
   1998
     First Quarter...................................... $26.00 $26.00    --
     Second Quarter.....................................  26.00  26.00    --
     Third Quarter......................................  32.00  32.00   0.25
     Fourth Quarter.....................................  33.00  33.00    --
   1999
     First Quarter...................................... $35.00 $35.00    --
     Second Quarter (through June 22, 1999).............  35.00  35.00    --

--------
*  No reported trades.

   FFC commenced business for all practical purposes on January 1, 1992. FFC declared and paid cash dividends on its common stock of $0.25 per share in 1998, $0.25 per share in 1997, and $0.20 per share in 1996. Future dividends may be paid as determined by FFC's Board from time to time in accordance with federal and state law.

   On April 30, 1999, the last trading day before the public announcement of the merger, the high and low sales prices per share reported on the Nasdaq National Market for the NCBC common stock were $25.00 and $24.75, respectively (approximately $71.2550 and $70.5425, respectively, on an equivalent share basis for each share of FFC common stock based on the expected exchange ratio of 2.8502). On June 22, 1999, the high and low sales prices per share reported on the Nasdaq National Market for the NCBC common stock were $22.75 and $22.4375, respectively and approximately $64.8421 and $63.9514, respectively, on an equivalent share basis for each share of FFC common stock based on the expected exchange ratio of 2.8502. FFC shareholders are urged to obtain current quotations for the market prices of NCBC common stock. The final exchange ratio will not be recalculated to adjust for decreases or increases in the market value of NCBC common stock. See "The Merger--General."

NCBC and FFC Selected Historical Financial Data

   NCBC Selected Historical Financial Data. The selected consolidated financial data of NCBC for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1998, have been derived from the audited consolidated financial statements of NCBC. The selected consolidated financial data for each of the three-month periods ended March 31, 1998 and 1999, and as of March 31, 1998 and 1999, have been derived from the unaudited consolidated financial statements of NCBC, which reflect, in the opinion of management of NCBC, all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the financial data for such periods. The results for these interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with the consolidated financial statements of NCBC and the notes thereto which have been incorporated by reference in this proxy statement/prospectus. All common share data have been restated to reflect a two-for-one stock split, effective as of May 16, 1997, and a subsequent two-for-one stock split effective on July 1, 1998. Pro forma data reflecting the merger are not presented because the merger would not have a significant effect on the data as presented.

                                                                              Three Months
                                                                                 Ended
                                For the Year Ended December 31,                March 31,
                          ------------------------------------------------  -----------------
                            1994      1995      1996      1997      1998     1998      1999
                          --------  --------  --------  --------  --------  -------  --------
                                (dollars in thousands, except per share amounts)
Income Statement Data:
 Total interest income..  $195,120  $246,465  $286,567  $336,993  $383,587  $88,227  $104,118
 Total interest
  expense...............    85,099   126,440   151,101   174,172   190,969   43,956    51,524
                          --------  --------  --------  --------  --------  -------  --------
 Net interest income....   110,021   120,025   135,466   162,821   192,618   44,271    52,594
 Provision for loan
  losses................     7,077     9,750    14,134    17,013     9,599      867     2,379
                          --------  --------  --------  --------  --------  -------  --------
 Net interest income
  after provision for
  loan losses...........   102,944   110,275   121,332   145,808   183,019   43,404    50,215
 Total other income.....    49,940    53,868    69,635    82,405    84,871   21,006    20,494
 Total other expenses...    87,574    91,830   103,875   123,460   140,304   34,141    35,078
                          --------  --------  --------  --------  --------  -------  --------
 Income before income
  taxes.................    65,310    72,313    87,092   104,753   127,586   30,269    35,631
 Income taxes...........    20,968    23,278    29,579    34,973    42,445   10,254    11,563
                          --------  --------  --------  --------  --------  -------  --------
 Net income.............  $ 44,342  $ 49,035  $ 57,513  $ 69,780  $ 85,141  $20,015  $ 24,068
                          ========  ========  ========  ========  ========  =======  ========
Per Common Share Data:
 Earnings per share-
  basic.................  $   0.46  $   0.50  $   0.59  $   0.71  $   0.85  $  0.20  $   0.24
 Earnings per share-
  diluted...............  $   0.44  $   0.49  $   0.57  $   0.69  $   0.83  $  0.19  $   0.23
 Cash dividends
  declared..............  $   0.16  $   0.18  $   0.20  $   0.23  $   0.32  $  0.07  $   0.09
Performance Ratios:
 Return on assets.......      1.56%     1.53%     1.51%     1.58%     1.66%    1.70%     1.64%
 Return on equity.......     18.48%    18.00%    19.44%    20.92%    22.15%   21.76%    23.00%

                                               December 31,                            March 31,
                          ------------------------------------------------------ ---------------------
                             1994       1995       1996       1997       1998       1998       1999
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                     (dollars in thousands)
Balance Sheet Data:
 Total cash and cash
  equivalents...........  $  166,433 $  387,755 $  195,902 $  247,493 $  311,850 $  288,677 $  289,776
 Available-for-sale
  securities............     872,379    516,623    700,775    408,083    721,268    541,840    881,544
 Held-to-maturity
  securities............     283,906    762,023    817,124  1,210,071  1,377,102  1,254,194  1,417,413
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total securities......   1,156,285  1,278,646  1,517,899  1,618,154  2,410,220  2,084,711  2,298,957
 Trading account
  securities............      13,507     20,159     31,812     98,332     62,737     52,049     40,576
 Loans, net of unearned
  discounts.............   1,592,806  1,931,213  2,347,973  2,608,967  3,197,673  2,719,212  3,205,888
 Less allowance for loan
  losses................      24,310     29,010     35,514     43,297     49,122     44,643     49,484
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Net loans.............   1,568,496  1,902,203  2,312,459  2,565,670  3,148,551  2,674,569  3,156,404
 Premises and equipment
  net...................      17,729     18,382     21,799     27,404     37,382     29,984     40,331
 Broker/dealer customer
  receivables...........       1,130     13,444     11,699      7,695      2,505     11,554     42,166
 Other assets...........      82,229     74,453    108,839    127,263    149,659    139,611    160,527
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total assets..........  $3,005,809 $3,695,042 $4,200,409 $4,692,011 $5,811,054 $4,992,478 $6,028,737
                          ========== ========== ========== ========== ========== ========== ==========
 Total deposits.........  $2,154,390 $2,574,770 $2,976,430 $3,251,242 $3,947,275 $3,509,202 $3,943,347
 Short-term borrowings
  and other
  liabilities...........     299,076    444,413    358,476    492,601    667,352    556,905    830,745
 Federal Home Loan Bank
  advances..............     321,541    372,799    396,109    389,884    731,610    340,866    777,673
 Long term debt.........       6,383      6,381    156,065    156,252      6,372    156,298      6,372
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total liabilities.....   2,781,390  3,398,363  3,887,080  4,289,979  5,352,609  4,563,271  5,558,137
  Capital trust pass-
   through securities...                                       49,884     49,896     49,887     49,899
Total shareholders'
 equity.................     224,419    296,679    313,329    352,148    408,549    379,320    420,701
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
  Total liabilities and
   shareholders'
   equity...............  $3,005,809 $3,695,042 $4,200,409 $4,692,011 $5,811,054 $4,992,478 $6,028,737
                          ========== ========== ========== ========== ========== ========== ==========

   FFC Selected Historical Financial Data. The selected consolidated financial data of FFC for each of the periods indicated in the five-year period ended December 31, 1998 have been derived from the audited consolidated financial statements of FFC. The selected consolidated financial data for each of the three-month periods ended March 31, 1998 and 1999 have been derived from the unaudited consolidated financial statements of FFC, which reflect, in the opinion of management of FFC, all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the financial data for such periods. The results of such interim periods are not necessarily indicative of the results for the full year. The selected financial data should be read in conjunction with FFC's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of FFC's Financial Condition and Results of Operations" incorporated by reference into this proxy statement/prospectus.

                                                                              Three Months
                                                                                  Ended
                                For the Year Ended December 31,                 March 31,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                 (dollars in thousands, except per share amounts)
Summary of Operating
 Results Data:
 Net Interest Income....  $  5,056  $  6,588  $  7,973  $  8,915  $ 10,039  $  2,331  $  2,746
 Provision for Possible
  Loan and Lease
  Losses................       325       356       310       350       480       120       160
 Net Earnings...........     1,330     1,741     2,350     2,604     2,848       570       737
Period End Balance Sheet
 Data:
 Total Assets...........  $125,589  $157,755  $183,973  $212,492  $269,234  $224,014  $260,965
 Total Deposits.........   113,038   142,922   167,445   193,260   247,711   204,576   238,927
 Shareholders' Equity...     8,885    11,047    13,173    15,962    18,885    16,556    19,487
Per Common Share Data:
 Basic Earnings Per
  Common Share*.........  $   1.43  $   1.89  $   2.53  $   2.78  $   3.01  $   0.60  $   0.77
 Diluted Earnings Per
  Common Share*.........  $   1.43  $   1.88  $   2.50  $   2.71  $   2.91  $   0.59  $   0.75
 Cash Dividends.........  $  0.175  $  0.175  $   0.20  $   0.25  $   0.25  $    --   $    --
 Book Value*............  $   9.63  $  11.97  $  14.15  $  16.95  $  19.83  $  17.56  $  20.44
Performance Ratios:
 Return on Assets.......      1.14%     1.22%     1.38%     1.31%     1.22%     1.04%     1.12%**
 Return on Equity.......     15.27%    18.01%    20.02%    19.48%    17.37%    14.04%    15.36%**

--------

 * On April 18, 1996, the FFC shareholders approved a two-for-one stock split. All data with respect to earnings per share has been adjusted to reflect this transaction. In addition, the earnings per share calculations have been retroactively adjusted to present basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards 128, "Earnings Per Share," which became effective in 1997.
** Return on assets and return on equity are presented on an annualized basis based on actual results for the three months ended March 31, 1998 and 1999.

NCBC and FFC Equivalent Pro Forma Per Common Share Data(1)

   The following unaudited table presents selected historical per common share data for NCBC and FFC, NCBC pro forma per common share data and FFC equivalent pro forma per common share data on the basis described in Note (1). All common share data have been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the historical financial statements of NCBC and of FFC, both of which have been incorporated by reference in this proxy statement/prospectus.

                                        Per Share of Common Stock
                         -------------------------------------------------------
                         Net Income  Net Income       Cash         Book Value
                         (Basic)(2) (Diluted)(2) Dividends(3)(4) (End of Period)
                         ---------- ------------ --------------- ---------------
NCBC--Historical
  Year ended December
   31, 1996.............   $0.59       $0.57          $0.20          $ 3.22
  Year ended December
   31, 1997.............   $0.71       $0.69          $0.23          $ 3.60
  Year ended December
   31, 1998.............   $0.85       $0.83          $0.32          $ 4.03
  Three Months ended
   March 31, 1999.......   $0.24       $0.23          $0.09          $ 4.14
FFC--Historical(5)
  Year ended December
   31, 1996.............   $2.53       $2.50          $0.20          $14.15
  Year ended December
   31, 1997.............   $2.78       $2.71          $0.25          $16.95
  Year ended December
   31, 1998.............   $3.01       $2.91          $0.25          $19.83
  Three Months ended
   March 31, 1999.......   $0.77       $0.75          $0.00          $20.44
NCBC--Pro forma(6)
  Year ended December
   31, 1996.............   $0.59       $0.58          $0.20          $ 3.25
  Year ended December
   31, 1997.............   $0.72       $0.69          $0.23          $ 3.65
  Year ended December
   31, 1998.............   $0.85       $0.83          $0.32          $ 4.09
  Three Months ended
   March 31, 1999.......   $0.24       $0.23          $0.09          $ 4.21
FFC--Equivalent pro
 forma
  Year ended December
   31, 1996.............   $1.68       $1.65          $0.57          N/A
  Year ended December
   31, 1997.............   $2.05       $1.97          $0.66          N/A
  Year ended December
   31, 1998.............   $2.42       $2.37          $0.91          $11.66
  Three Months ended
   March 31, 1999.......   $0.68       $0.66          $0.26          $12.00

--------

(1) Represents NCBC data equivalent to one share of FFC common stock computed by multiplying NCBC pro forma data by the expected exchange ratio of 2.8502.
(2) Net income per common share (basic) is based on the average number of common shares outstanding during the periods presented. Diluted net income per common share includes an adjustment for the assumed conversion of all potentially dilutive securities.
(3) NCBC declared quarterly dividends per common share of $0.07 beginning the fourth quarter of 1997. In the second quarter of 1998, the dividend was increased to $0.08 per common share and was increased to $0.09 in the fourth quarter of 1998.

(4) FFC's management has for the past seven years declared dividends. In 1998, a $0.25 per share cash dividend was declared. The merger agreement restricts the right of FFC to declare dividends. In addition, FFC is prohibited from declaring or paying stock dividends or making any other distribution in respect of FFC common stock if a cash dividend would affect the ability of the parties to obtain pooling of interest treatment for the merger. FFC expects to pay a cash dividend consistent with its past practices in June or July of 1999. However, the proceeds of such dividends may not be used to purchase shares of FFC common stock pursuant to FFC's Dividend Reinvestment Plan.

(5) On April 18, 1996, the FFC shareholders approved a two-for-one stock split. All data with respect to earnings per share have been adjusted to reflect this transaction. In addition, the earnings per share calculations have been retroactively adjusted to present basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards 128, "Earnings Per Share," which became effective in 1997.
(6) NCBC pro forma gives effect to the assumed business combination between NCBC and FFC, accounted for as a pooling of interests for the periods indicated.

                   INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place; Matters to be Considered

   The special meeting will be held at the main office of First Bank at 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, on Tuesday, August 3, 1999 at 2:00 p.m., local time. The purpose of the special meeting is to consider and vote upon the approval and adoption of the merger agreement. Only holders of FFC common stock of record at the close of business on June 25, 1999, the record date, will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were [1,009,467] shares of FFC common stock outstanding and entitled to vote, with each share entitled to one vote.

Vote Required

   Under the Tennessee Business Corporation Act (the "TBCA"), the affirmative vote of the holders of a majority of the outstanding shares of FFC common stock entitled to vote is required to approve and adopt the merger agreement. On the record date, there were approximately [531] holders of record of FFC common stock. On that date, the directors and officers of FFC and their affiliates beneficially owned, and expressed their intent to vote in favor of the merger, a total of approximately [31.33%] of the outstanding shares of FFC common stock. At the date of this proxy statement/prospectus, neither NCBC nor any of its affiliates owned any of the outstanding shares of FFC common stock.

Voting of Proxies

   Shares of FFC common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified by the holders of those shares. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the merger agreement. Any stockholder present in person or by proxy, including broker non-votes, at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists. With respect to all matters considered at the special meeting, an abstention or broker non-vote has the same effect as a vote AGAINST the proposal.

   Each holder of FFC common stock is requested to complete, date and sign the accompanying proxy and return it promptly to FFC in the enclosed postage prepaid envelope.

   If any other matters are properly presented at the special meeting, the person or persons named in the form of proxy enclosed with this proxy statement/prospectus and acting thereunder will have discretion to vote on those matters in accordance with their best judgment, unless the proxy indicates otherwise. FFC has no knowledge of any matters to be presented at the special meeting, other than the matters described in this proxy statement/prospectus.

Revocability of Proxies

   The grant of a proxy on the enclosed form of proxy does not preclude an FFC shareholder from voting in person or otherwise revoking a proxy. If your shares are held in your name and not through a broker or bank, you can change your vote at any time before your proxy is voted at the special meeting by:

  . prior to the exercise of the proxy delivering to Robert L. Callis, Secretary of FFC, a duly executed revocation or a new proxy card bearing a later date; or

  .  voting in person at the special meeting.

   If you instructed a broker to vote your shares, you must follow your broker's directions for changing your instructions. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

   FFC will bear the cost of the solicitation of proxies in connection with the special meeting and both NCBC and FFC will bear the cost of printing and mailing this proxy statement/prospectus based on the relative asset sizes of the parties at December 31, 1998. In addition to solicitation by mail, the directors, officers and employees of FFC may solicit proxies by telephone or telegram or in person. These people will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation. Arrangements may also be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by those persons, and FFC will reimburse those persons for their reasonable out-of-pocket expenses in connection with the solicitation.

Other Matters to be Considered

   It is not anticipated that any matter other than matters described above will be brought before the special meeting.

                                   THE MERGER

   The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the Tennessee statute governing dissenters' rights, a copy of which is attached as Appendix C to this proxy statement/prospectus, to the registration statement of which this proxy statement/prospectus is a part and to the exhibits to the registration statement.

General

   Subject to the terms of the merger agreement, FFC will be merged with and into NCBC in accordance with Tennessee law. NCBC will be the surviving corporation of the merger and the separate existence of FFC will cease following the merger. First Bank will become a wholly owned subsidiary of NCBC as a result of the merger. If all conditions to the completion of the merger are satisfied or waived, unless the merger agreement is terminated in accordance with its terms, articles of merger reflecting the merger will be filed with the Secretary of State of the State of Tennessee, and the merger will then become effective at the time of filing (the "Effective Time"). It is presently contemplated that the Effective Time will occur as soon as practicable after the special meeting and the receipt of the approval of the Board of Governors of the Federal Reserve System (the "FRB") and the expiration of a statutory Department of Justice 30-day waiting period following FRB approval, subject to the conditions described under "The Merger--Covenants; Conditions; Representations and Warranties; Amendment and Termination."

   At the Effective Time, each of the issued and outstanding shares of FFC common stock, excluding treasury shares and shares held by FFC shareholders who perfect their dissenters' rights, will be converted, without any action on the part of the holders of those shares, into the right to receive that number of shares of NCBC common stock equal to:

  (1) The quotient of (a) the Net Purchase Price divided by (b) the NCBC Market Price Per Share,

       divided by

  (2) The sum of the number of shares of FFC common stock outstanding at and as of the Effective Time and the number of shares of FFC common stock issuable pursuant to options to purchase FFC common stock to the extent that such options are outstanding at and as of the Effective Time.

   "Net Purchase Price" means $74,250,000, which is the gross purchase price of $75,000,000 less FFC's investment banker's fee of $750,000. "Market Price Per Share" means $24.25, which was the closing price per share of NCBC common stock on the Nasdaq National Market (as reported in the Wall Street Journal) on
April 12, 1999. Based on the above exchange ratio calculation, NCBC and FFC anticipate an exchange ratio of 2.8502 shares of NCBC common stock for each share of FFC common stock.

   The final exchange ratio will be calculated based on the assumption that the market value of a share of NCBC common stock is $24.25. The market value of a share of NCBC common stock may decrease or increase. The market price may be less than $24.25 on the date the merger is consummated. NCBC and FFC will not recalculate the exchange ratio to adjust for decreases or increases in the market value of NCBC common stock.

   Under the terms of the merger agreement, if as of the closing date of the merger the consolidated shareholders' equity of FFC, exclusive of any securities gains or losses, is less than $18,885,000, NCBC may terminate the merger agreement. As of March 31, 1999, FFC's unaudited consolidated shareholders' equity was approximately $19,285,000, exclusive of any unrealized securities gains or losses. In addition, if FFC effects any stock splits, reverse stock splits, stock dividends or similar changes in its capital accounts prior to the Effective Time, the exchange ratio will be adjusted in such a manner as the NCBC Board deems in good faith to be fair and reasonable in order to give effect to those changes. Each of the shares of FFC common stock held by FFC or any of its subsidiaries or by NCBC or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired at the Effective Time and no exchange or payment will be made with respect to such shares.

   FFC shareholders who properly exercise and perfect their dissenters' rights under Tennessee law will be paid the statutory fair value of their shares in cash.

   On June 22, 1999, the closing sale price of a share of NCBC common stock on the Nasdaq National Market was $22.4375. Based on such price, the equivalent value of a share of FFC common stock would be approximately $63.9514 based on the expected exchange ratio of 2.8502. The market price of NCBC common stock is subject to decreases and increases and could be more or less than its market price on the date of this proxy statement/prospectus. Any such change will cause a corresponding change in the equivalent value of a share of FFC common stock. FFC shareholders are urged to obtain updated market information concerning NCBC common stock.

   No fractional shares of NCBC common stock will be issued as a result of the merger. In lieu of the issuance of fractional shares, each FFC shareholder who otherwise would be entitled to a fractional share of NCBC common stock will receive a cash payment, without interest, equal to the product of the Market Price Per Share ($24.25) multiplied by the fractional share of NCBC common stock otherwise issuable.

Background of the Merger

   The managements of NCBC and FFC began considering a potential combination in April of 1999. A letter of intent was finalized and executed as of April 17, 1999. The merger agreement was approved by the FFC Board of Directors on May 1, 1999, and by the NCBC Board of Directors on April 28, 1999. The merger agreement between NCBC and FFC was executed as of May 1, 1999.

Reasons for the Merger; Board of Director's Recommendation

   Reasons for the Merger. The Board of Directors of FFC believes that the merger is in the best interests of FFC and the FFC shareholders. The market value of the NCBC common stock to be issued in the merger based on the market value of a share of NCBC common stock on the date of this proxy statement/prospectus represents a substantial premium over the book value of FFC common stock. The dividends currently paid on the 2.8502 shares of NCBC common stock into which each share of FFC common stock would be converted based on the expected exchange ratio of 2.8502 are greater than those currently paid on FFC common stock. Furthermore, for the first time, FFC shareholders will have substantial liquidity in their investment because, unlike FFC common stock, NCBC common stock is listed and actively traded. The merger also will allow the FFC shareholders to own shares in NCBC, which has significantly greater financial resources and many more banking locations in more diversified markets than FFC has at the present time and can expect to have in the foreseeable future. Additionally, after the merger, the resources of NCBC should enable First Bank to enhance its services to its customers and the Middle Tennessee market in which it operates.

   The Board of Directors of NCBC also believes that the merger is in the best interests of NCBC and the NCBC shareholders. The merger will allow NCBC to establish additional "hubs" for NCBC's network of in-store supermarket branches in the Nashville metropolitan market, and should facilitate further expansion in that fast-growing market. In addition, FFC has a strong commercial loan base which should enable NCBC to augment its small business and commercial lending services in the region.

   FFC entered into the merger agreement after consideration of various factors affecting the determination of the value for FFC common stock in the context of a merger transaction, including among other factors the histories, financial conditions, results of operations, and dividend records of FFC and NCBC, and the business prospects of FFC, both separately and as a combined entity with NCBC. In addition, the Board of Directors of FFC considered the effect of the merger on the employees, customers and suppliers of FFC, First Bank and the community where First Bank currently operates. The Board of Directors of FFC also considered, in approving the merger agreement, the advice of Morgan Keegan & Company, Inc., financial advisor to FFC, that the exchange ratio is fair, from a financial point of view, to the FFC shareholders. See "--Opinion of Financial Advisor to FFC." The terms of the merger agreement are the result of arms-length negotiations between FFC and NCBC.

   Board of Director's Recommendation. The Board of Directors of FFC believes that the proposed merger is in the best interests of FFC and the FFC shareholders and recommends that FFC shareholders vote FOR approval and adoption of the merger agreement. The Board of Directors of FFC approved the merger agreement at its special meeting on May 1, 1999, which was attended by all FFC directors.

Stock Option Agreement

   Concurrently with the execution of the merger agreement, NCBC and FFC entered into a Stock Option Agreement, dated as of May 1, 1999. The option agreement was requested by NCBC to enhance the likelihood that the merger will be successfully completed in accordance with the terms contemplated by the merger agreement. Pursuant to the option agreement, FFC granted NCBC an option to purchase, subject to adjustments in certain circumstances, the number of authorized but unissued shares of FFC common stock, such that immediately following such purchase NCBC would own 19.5% of the then issued and outstanding shares of FFC common stock, giving effect to the exercise by NCBC of the option, at a price per share in cash equal to two times the book value of a share of FFC common stock as of March 31, 1999 (the "Option"). 19.5% equals approximately [244,529] shares, assuming [1,009,467] shares of FFC common stock are issued and outstanding on the date the Option is exercised.

   The option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. Certain aspects of the option agreement may have the effect of discouraging parties who might be interested in acquiring all of or a significant interest in FFC from considering or proposing an acquisition, even if such persons were prepared to offer to pay consideration to the FFC shareholders that has a higher value than the shares of NCBC common stock to be received for each share of FFC common stock in the merger. The acquisition of FFC by an entity other than NCBC could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring FFC compared to its cost had the option agreement not been entered into. This increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire FFC than it might otherwise have proposed to pay.

   Subject to applicable law and NCBC's material compliance with the covenants of the merger agreement, NCBC may exercise the Option, in whole only, at any time, in any of the following circumstances:

  (1) FFC or its Board of Directors enters into an agreement or recommends to FFC shareholders an agreement (other than the merger agreement with NCBC) under which any entity, person or group (collectively, "Person"), within the meaning of Section 13(d)(3) of the Exchange Act, would:
      (a) merge or consolidate with, acquire 9.9% or more of the assets or liabilities of, or enter into any similar transaction with FFC, or (b) purchase or otherwise acquire (including by merger, reorganization, consolidation, share exchange or similar transaction) securities representing 9.9% or more of FFC's voting shares;

  (2) any Person, other than NCBC or any of its subsidiaries, acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represent 25% or more of the voting shares of FFC. The term "beneficial ownership" for the purposes of the merger agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act;

  (3) after having received a fairness opinion from its financial advisor that the transaction is fair to FFC shareholders from a financial point of view, failure of the Board of Directors of FFC to recommend the merger to the shareholders at the time of the calling of the special meeting of the shareholders pursuant to the merger agreement; or

  (4) failure of the shareholders to approve by the earliest of (a) the termination of the merger agreement or (b) November 30, 1999, the merger by the required affirmative vote at a meeting of the shareholders, because a third Person (other than NCBC or a subsidiary of NCBC) announces publicly or communicates, in writing, to FFC a proposal to (i) acquire FFC by merger, reorganization, consolidation, the purchase of 9.9% or more of its assets or liabilities, or any other similar transaction, (ii) purchase or otherwise acquire securities representing 9.9% or more of the voting shares of FFC or (iii) change the composition of the board or directors of FFC.

   As provided in the option agreement, if NCBC is entitled to and wishes to exercise the Option, it is obligated to give written notice of its intention to exercise the Option and the place and date for the closing of the exercise, which date may not be later than ten business days from the date such notice is mailed. If any law, regulation or other restriction will not permit this exercise to be completed during this ten-day period, the date for the closing of the exercise will be within five days following the cessation of the restriction on completion.

   The purchase of shares of FFC common stock pursuant to the Option is subject to compliance with applicable law, including receipt of any approvals required under the Bank Holding Company Act of 1956 (the "BHC Act"), and the rules and regulations promulgated thereunder.

   Neither NCBC nor FFC may assign any of its respective rights or obligations under the option agreement or the Option created thereunder to any other person prior to the time the Option becomes exercisable.

   The number of shares of FFC common stock subject to the Option will be increased to the extent that additional shares of FFC common stock are issued or otherwise become outstanding such that, after this issuance, the number of Option shares will continue to equal 19.5% of the FFC common stock then issued and outstanding. In the event of any change in the FFC common stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of FFC common stock will be appropriately adjusted. If, before the Option terminates or is exercised, FFC is acquired by another party, consolidates with or merges into another corporation or liquidates, NCBC will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of FFC common stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, reorganization or liquidation. In addition, FFC must take all steps in connection with an acquisition, merger, reorganization or liquidation as may be necessary to assure that the provisions of the option agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

   The Option will terminate upon the earliest of:

  .  the mutual agreement of NCBC and FFC;

  . the thirtieth day following the termination of the merger agreement for any reason other than a material noncompliance or default by NCBC with respect to its obligations thereunder; or

  . the date of termination of the merger agreement if the termination is due to a material noncompliance or default by NCBC with respect to its obligations thereunder, but only if the Option has been exercised before the termination of the option agreement.

Interests of Certain Persons in the Merger

   First Bank and NCBC, as the corporate successor to FFC and as a condition to closing, will enter into employment agreements with David Major, who serves as President of First Bank, and James S. Short, who serves as Executive Vice President of First Bank. These employment agreements will each have a term of five years. Each term will be automatically renewed for one additional year at the end of each calendar year unless terminated as provided in the respective employment agreement. Each employment agreement provides for termination with cause and for termination by the respective employee upon 90 days written notice. Pursuant to their respective employment agreement, Mr. Major and Mr. Short will receive an annual base salary and are entitled to receive a bonus of up to 30% of base salary upon the attainment of prearranged plan performance goals, which bonus is guaranteed through December 31, 1999. Additional benefits to Mr. Major and Mr. Short include participation in medical, dental and group term life insurance plans; participation in a qualified retirement plan; participation in NCBC's 1994 Incentive Stock Option Plan; and an automobile allowance.

   In connection with the merger agreement, and as a condition to closing, Mr. Major, Mr. Short and six of the other eight members of the FFC Board agreed to enter into certain employment agreements and/or non-competition agreements with NCBC and First Bank.

Opinion of Financial Advisor to FFC

   FFC retained Morgan Keegan as its financial advisor to render an opinion to the FFC Board of Directors concerning the fairness, from a financial point of view, to FFC shareholders of the exchange ratio pursuant to the merger agreement. Morgan Keegan was retained by FFC on the basis of, among other things, its experience and expertise in the bank and thrift industries. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other various purposes.

   On June 1, 1999, Morgan Keegan delivered its written opinion to the Board of Directors of FFC to the effect that, as of June 1, 1999 and based upon and subject to certain matters stated in such opinion, the exchange ratio is fair, from a financial point of view, to FFC shareholders.

   The full text of the written opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. FFC shareholders are urged to read this opinion carefully in its entirety. Morgan Keegan's opinion is directed only to the fairness to the FFC shareholders, from a financial point of view, of the exchange ratio and does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any FFC shareholder as to how such FFC shareholder should vote at the special meeting. The summary of the opinion of Morgan Keegan set forth in this proxy statement/prospectus as Appendix B is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, Morgan Keegan reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of FFC and certain senior officers and other representatives and advisors of NCBC concerning the businesses, operations and prospects of FFC and

NCBC. Morgan Keegan examined certain publicly available business and financial information relating to FFC and NCBC as well as certain financial forecasts, to the extent publicly available, and other data for FFC and NCBC which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of FFC and NCBC, including information relating to certain strategic implications and operational benefits anticipated from the merger. Morgan Keegan reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of FFC and NCBC common stock; the historical and publicly available projected earnings and operating data of FFC and NCBC; and the capitalization and financial condition of FFC and NCBC. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of FFC and NCBC. Morgan Keegan also considered the relative contributions of FFC and NCBC to the combined company. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its opinion. Morgan Keegan noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its opinion.

   In conducting its review and rendering its opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of FFC and NCBC advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective management teams of FFC and NCBC as to the future financial performance of FFC and NCBC and the strategic implications and operational benefits anticipated from the merger. Morgan Keegan assumed, with the consent of the Board of Directors of FFC, that the merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Morgan Keegan did not express any opinion as to what the value of NCBC common stock actually will be when issued pursuant to the merger or the price at which NCBC common stock will trade subsequent to the merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of FFC or NCBC nor did Morgan Keegan make any physical inspection of the properties or assets of FFC or NCBC. Morgan Keegan was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for FFC or the effect of any other transaction in which FFC might engage. In addition, Morgan Keegan was asked to and did assist in recommending the specific consideration payable in the merger, along with FFC and NCBC through arms-length negotiations. No other limitations were imposed by FFC on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its opinion.

   The following is a summary of the principal analyses performed by Morgan Keegan in connection with its opinion.

   Summary Transaction Analysis. Morgan Keegan reviewed the terms of the proposed transaction, including the consideration to be received and the aggregate transaction value. Morgan Keegan reviewed the implied value of the consideration offered based upon a market price per share of $23.16, which is the average of the closing price per share of NCBC common stock on the Nasdaq National Market (as reported by Bloomberg) during the five trading day period from May 25, 1999 through June 1, 1999. This indicates an implied value of $66.01 per share of FFC common stock (assuming 953,328 shares outstanding and 120,935 options outstanding at March 31, 1999 and an exchange ratio of 2.8502 shares of NCBC common stock for one share of FFC common stock, which includes any Stock Equivalents). The implied aggregate transaction value is $71.7 million. Morgan Keegan calculated that as of June 1, 1999, the aggregate transaction value represented

26.61% of the total assets of FFC at December 31, 1999, 3.79x FFC's stated book value at December 31, 1998 and 25.16x FFC's earnings for the year ended December 31, 1998.

   Contribution Analysis. Morgan Keegan reviewed certain historical financial and operating information for FFC, NCBC and the pro forma combined entity resulting from the merger based on financial data reported by FFC and NCBC. Morgan Keegan analyzed the relative balance sheet contribution of FFC and NCBC for certain data to the combined company on a pro forma basis as of December 31, 1998. This analysis indicated that FFC would have contributed 4.43% to combined total assets, 5.35% to combined loans (net of allowances for loan losses), 5.90% to deposits and 4.42% to tangible equity. Morgan Keegan also analyzed the relative income statement contribution of FFC and NCBC for certain data to the combined company on a pro forma basis. This analysis indicated that FFC would have contributed 4.95% to combined net interest income for the latest twelve months ("LTM") ended December 31, 1998, 3.31% to combined pretax income and 3.32% to combined net income. Based on the expected exchange ratio of 2.8502, the holders of outstanding FFC common stock would own approximately 2.64% of NCBC outstanding shares and 2.88% of NCBC outstanding shares plus outstanding options.

   Comparable Company Analysis for FFC. Morgan Keegan reviewed and compared certain financial information relating to FFC to corresponding financial information, public market multiples and ratios for eight publicly traded banks headquartered in the Southeast that it deemed to be comparable to FFC. The companies Morgan Keegan used for the purposes of this analysis were Auburn National Bancorporation, Inc., Bank of South Carolina Corporation, Community Financial Group, Inc., Lamar Capital Corporation, South Alabama Bancorporation, Inc., Southwest Georgia Financial Corporation, Summit Bank Corporation and Summit Financial Corporation (collectively, the "Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Comparable Companies by dividing market value per share as of May 24, 1999 by each such company's LTM earnings per share ended March 31, 1999 and by dividing market value by tangible book value reported as of March 31, 1999. The last trade of FFC common stock prior to the announcement of the merger and known to FFC occurred on April 7, 1999. For the LTM results ended March 31, 1999, Morgan Keegan also compared certain ratios, (including, among other things, return on latest assets, return on latest equity, loan loss reserve to total loans, total equity capital to total assets, and total loans to total deposits) of the Comparable Companies to FFC.

                          FFC Comparable Company Table

                           Market Value/
                         -----------------
                          LTM    Tangible    Return on     Return on      LLR/       Equity/     Total Loans/
                          EPS   Book Value Latest Assets Latest Equity Total Loans Total Assets Total Deposits
                         ------ ---------- ------------- ------------- ----------- ------------ --------------
High.................... 25.03x   3.18x        1.54%        12.71%        2.23%       20.64%        94.06%
Low..................... 10.35x   1.15x        0.78%         5.33%        1.10%        8.73%        61.49%
Mean.................... 18.84x   1.93x        1.15%        10.32%        1.63%       11.81%        75.05%
Median.................. 18.61x   1.95x        1.14%        10.47%        1.71%       10.85%        72.21%
                         ------   -----        -----        ------        -----       ------        ------
FFC..................... 11.94x   1.86x        1.16%        15.57%        1.04%        7.43%        78.68%

   Comparable Company Analysis for NCBC. Morgan Keegan reviewed and compared certain financial information relating to NCBC to corresponding financial information, public market multiples and ratios for eight publicly traded banks that it deemed to be comparable to NCBC based on asset size and market areas. The companies Morgan Keegan used for the purposes of this analysis were BancorpSouth, Inc., CCB Financial Corporation, Centura Banks, Inc., Cullen/Frost Bankers, Inc., International Bancshares Corporation, One Valley Bancorp, Inc., Trustmark Corporation and Whitney Holding Corporation (collectively, the "NCBC Comparable Companies"). Morgan Keegan calculated a range of market multiples for the NCBC Comparable Companies by dividing market value per share as of May 24, 1999 by each such company's LTM earnings per share ended March 31, 1999 and by dividing market value by tangible book value reported as of March 31, 1999. For the LTM results ended March 31, 1999, Morgan Keegan also compared certain ratios of the NCBC Comparable Companies to NCBC. The ratios included, among other things, return on latest assets, return on latest equity, loan loss reserve to total loans, total equity capital to total assets, and total loans to total deposits.

                         NCBC Comparable Company Table

                           Market Value/
                         -----------------
                          LTM    Tangible    Return on     Return on      LLR/       Equity/     Total Loans/
                          EPS   Book Value Latest Assets Latest Equity Total Loans Total Assets Total Deposits
                         ------ ---------- ------------- ------------- ----------- ------------ --------------
High.................... 18.98x   3.29x        1.61%        18.93%        1.77%       10.91%        96.17%
Low..................... 12.75x   1.67x        0.98%         9.01%        1.28%        6.88%        47.79%
Mean.................... 17.21x   2.46x        1.23%        14.40%        1.43%        8.70%        78.76%
Median.................. 17.43x   2.41x        1.22%        14.43%        1.38%        8.60%        80.14%
                         ------   -----        -----        ------        -----       ------        ------
NCBC.................... 27.47x   5.82x        1.48%        21.20%        1.54%        6.98%        81.30%

   High-Value Comparable Company Analysis for NCBC. Morgan Keegan reviewed and compared certain financial information relating to NCBC to corresponding financial information, public market multiples and ratios for nine highly-valued publicly traded banks that it deemed to be comparable to NCBC based on their high trading multiples and performance characteristics. The companies Morgan Keegan used for the purposes of this analysis were AmSouth Bancorporation, BB&T Corporation, Fifth Third Bancorp, Firstar Corporation, Northern Trust Corporation, State Street Corporation, SunTrust Banks, Inc., Wachovia Corporation and Zions Bancorporation (collectively, the "High-Value Comparable Companies"). Morgan Keegan calculated a range of market multiples for the High-Value Comparable Companies by dividing market value per share as of May 24, 1999 by each such company's LTM earnings per share ended March 31, 1999 and by dividing market value by tangible book value reported as of March 31, 1999. For the LTM results ending March 31, 1999, Morgan Keegan also compared certain ratios of the High-Value Comparable Companies to NCBC. The ratios included, among other things, return on latest assets, return on latest equity, loan loss reserve to total loans, total equity capital to total assets, and total loans to total deposits.

                    NCBC High-Value Comparable Company Table

                           Market Value/
                         -----------------
                          LTM    Tangible    Return on     Return on      LLR/       Equity/     Total Loans/
                          EPS   Book Value Latest Assets Latest Equity Total Loans Total Assets Total Deposits
                         ------ ---------- ------------- ------------- ----------- ------------ --------------
High.................... 33.88x   6.24x        1.89%        23.28%        1.85%       11.06%       111.52%
Low..................... 19.11x   2.93x        0.91%        14.68%        1.05%        4.65%        22.25%
Mean.................... 25.17x   4.63x        1.36%        18.41%        1.41%        7.54%        89.10%
Median.................. 26.79x   5.06x        1.35%        17.93%        1.40%        7.37%        95.65%
                         ------   -----        -----        ------        -----       ------       -------
NCBC.................... 27.47x   5.82x        1.48%        21.20%        1.54%        6.98%        81.30%

   Stock Return Analysis. Morgan Keegan reviewed and analyzed the price performance and the historical trading volume for NCBC's common stock as well as the indices of the NCBC Comparable Companies, the High-Value Comparable Companies, the Nasdaq Bank index, the S&P Bank index and the S&P 500.

                Compound Annual Growth Rate--excluding dividends

                                                    (ending 5/24/99)
                                         ---------------------------------------
                                         1 Year  3 Year 5 Year 10 Year Volume(1)
                                         ------  ------ ------ ------- ---------
NCBC....................................   7.74  46.51  34.08   23.83    0.31%
NCBC comp index.........................  (8.14) 22.31  21.66   16.09    0.14%
High-value comp index...................  27.93  41.00  32.22   23.98    0.29%

Nasdaq Bank index....................... (17.53) 20.31  21.00   14.82       NM
S&P Bank index(2).......................  (4.62) 23.04  23.19   20.84       NM
S&P 500.................................  20.56  25.43  24.10   15.33       NM

--------
(1) Average daily volume for YTD 1999 divided by fully diluted shares outstanding.
(2) Began on May 21, 1993.

   Morgan Keegan considers NCBC common stock to be liquid and marketable. FFC common stock is privately held and relatively thinly traded. Morgan Keegan placed little weight on the market price of FFC common stock in its analyses.

   Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the banking industry using five different sets of parameters. Morgan Keegan selected 17 transactions occurring between January 1, 1998 and May 18, 1999, involving selling banks located within the Southeast with total assets between $200 million and $500 million, 18 transactions occurring between January 1, 1998 and May 18, 1999, involving selling banks located in the Southeast with deal values between $50 million and $100 million, 66 transactions occurring between January 1, 1998 and May 18, 1999, involving selling banks within the United States with total assets between $200 million and $500 million, 43 transactions occurring between January 1, 1998 and May 18, 1999 within the United States with deal values between $50 million and $100 million and 15 transactions occurring between January 1, 1998 and May 18, 1999, involving selling banks in Tennessee. Because no transaction was considered identical to the merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction.

                         Medians of Comparable Mergers

                              Total Assets
                              $200MM-$500MM      Deal Value $50MM-$100MM
                         ----------------------- -----------------------
                         United States Southeast United States Southeast Tennessee  FFC
                         ------------- --------- ------------- --------- --------- -----
Price/EPS (x)...........     22.27       21.61       22.33       21.99     21.43   25.16
Price/Book (x)..........      2.93        2.80        3.15        3.05      2.78    3.79
Price/Assets (%)........     26.08       30.79       28.43       32.50     27.78   26.61
Price/Deposits (%)......     30.97       35.92       33.97       38.03     32.08   28.93

   No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to FFC or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis, such as determining the average or median, is not, in itself, a meaningful method of using comparable company or transaction data.

   Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of FFC for fiscal years 1999 through 2003, based on projections provided by FFC management. Using this information, Morgan Keegan calculated a range of equity values for FFC based on the sum of (a) the present value of the cash flow available for dividends to FFC and (b) the present value of the estimated terminal value for FFC assuming that it was sold at the end of fiscal year 2003. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 11.0% to 15.0% and terminal multiples of net income of 12.0x to 16.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of FFC. This analysis resulted in a range of equity values for FFC of $61.2 million to $91.2 million, with a median of $75.1 million, or $56.95 to $84.92 per share (shares outstanding plus options outstanding), with a median of $69.91 per share.

   The summary of the Morgan Keegan opinion set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of FFC or the combined company.

   In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FFC or NCBC. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by NCBC. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

   FFC has agreed to pay Morgan Keegan a retainer fee of $15,000, payable in advance upon the signing of its engagement letter, an opinion fee of $70,000, payable in cash promptly upon delivery by Morgan Keegan of an opinion, and a transaction fee equal to $750,000, which includes the retainer fee and the opinion fee, payable in cash at the closing of the merger. FFC has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

Exchange of Certificates Representing FFC Common Stock

   Promptly after the Effective Time, NCBC shall cause The Bank of New York, the exchange agent, to mail to each holder of record of any of the issued and outstanding shares of FFC common stock materials that will contain instructions with respect to the surrender of certificates representing shares of FFC common stock and the distribution of certificates representing shares of NCBC common stock. Shares of FFC common stock will be surrendered to the exchange agent.

   Upon surrender to the exchange agent of one or more certificates for shares of FFC common stock for cancellation, together with properly completed transmittal materials, the exchange agent will distribute to each FFC shareholder a certificate representing the shares of NCBC common stock into which the holder's shares of FFC common stock have been converted, together with all undelivered dividends or distributions in respect of those shares without interest thereon. Cash will be paid in lieu of the issuance of fractional shares of NCBC common stock. FFC shareholders will not be entitled to receive interest on any cash to be received in the Merger. See "--General."

   Until they have surrendered their FFC common stock certificates for exchange, FFC shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of NCBC common stock. Upon the surrender of FFC common stock certificates, however, NCBC common stock certificates, together with all the withheld dividends or other distributions with respect to the certificates, without interest, and any withheld cash payment for a fractional share interest will be delivered and paid without interest. Neither NCBC nor the exchange agent will be liable to a FFC shareholder for any NCBC common stock or dividends thereon delivered in good faith to a public official in accordance with any state's abandoned property, escheat, or other similar law. After the Effective Time, certificates representing shares of FFC common stock converted in the merger into NCBC common stock will be deemed for all other corporate purposes to evidence ownership of the shares of NCBC common stock into which they were converted.

Covenants; Conditions; Representations and Warranties;
Amendment and Termination

   FFC Covenants. Pursuant to the merger agreement, during the period from the date of the merger agreement and continuing until the Effective Time, FFC has agreed to operate its business only in the usual, regular and ordinary course and has agreed not to take certain actions unless expressly contemplated in the merger agreement without the prior written consent of NCBC, including, among other things:

  .  amending its Charter, Bylaws or other governing instruments;

  . incurring any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices, or imposing, or suffering the imposition, on any asset of any lien or permitting any such lien to exist on any of its assets;

  . directly or indirectly redeeming, repurchasing, or otherwise acquiring any of its capital stock or securities convertible into capital stock;

  . declaring or paying any dividend, or making any other distribution in respect of FFC's capital stock that would result in a total consolidated stockholder's equity of FFC of less than $18,885,000, exclusive of any unrealized securities gains or losses;

  . issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permitting to become outstanding any additional shares of FFC common stock or any other capital stock of FFC except pursuant to the merger agreement and its employee stock option plans;

  . adjusting, splitting, combining or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of or in substitution for shares of FFC common stock or selling, leasing, mortgaging or otherwise disposing of or otherwise encumbering any shares of capital stock of any subsidiary or any asset having a book value in excess of $25,000, other than under employee stock option plans or sales of repossessed property;

  . except for purchases of certain marketable securities, purchasing any securities or making any material investment in any person other than a wholly owned subsidiary or otherwise acquiring direct or indirect control over any other persons, except in connection with foreclosures in the ordinary course of business, acquisitions of control by a depository institution subsidiary in its fiduciary capacity or the creation of new wholly owned subsidiaries organized to conduct activities permitted by the merger agreement;

  . making any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  . entering into, modifying, amending or terminating any material contract or waiving, releasing, compromising or assigning any material rights or claims, except in accordance with past practice;

  . taking any action that would prevent the merger from qualifying for pooling of interests accounting treatment; or

  .  commencing any litigation other than in accordance with past practice.

   FFC also has agreed not to take certain enumerated actions relating to the conduct of its business or pertaining to its employees and employee benefit arrangements.

   In the merger agreement, FFC has agreed to cooperate in the preparation and filing of the registration statement and the distribution of this proxy statement/prospectus. The Board of Directors of FFC is required to recommend, subject to compliance with their fiduciary duties as advised by counsel, to the FFC shareholders approval of the matters submitted for approval in connection with the merger. The Board of directors and the officers of FFC are obligated, subject to compliance with their fiduciary duties as advised by counsel, to use their reasonable efforts to obtain the approval of the FFC shareholders of the merger agreement, and to take all appropriate actions to cause the merger to be completed.

   Conditions to Completion of the Merger. The obligations of FFC and NCBC to complete the merger are conditioned upon the following:

  . approval of the merger agreement by FFC shareholders owning a majority of the outstanding shares of FFC common stock under applicable law;

  . approval of the merger by the FRB, and the absence of any objection by the United States Justice Department;

  . each party obtaining all consents required for the consummation of the merger or for preventing any default under any contract or permit, which if such consent is not obtained or made would be reasonably likely to have a material adverse effect;

  . no court or governmental or regulatory authority enacting, issuing, promulgating, enforcing or entering any law or order that prohibits, restricts or makes illegal consummation of the merger;

  . the absence of any stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus; the absence of any action, suit, proceeding or investigation by the SEC to suspend the effectiveness the registration statement; and receipt of all necessary approvals under state securities laws or the Securities Act or the Exchange Act relating to the issuance of trading of the shares of NCBC common stock pursuant to the merger;

  . the Nasdaq National Market approving for listing the shares of NCBC common stock to be issued pursuant to the merger, subject to official notice of issuance; and

  . agreement among NCBC and FFC on certain retention contracts and employment agreements for key employees.

   Completion of the merger by the parties is subject to the further conditions, including among others, that:

  . the representations and warranties of FFC and NCBC contained in the merger agreement are true and correct in all material respects as of the closing date, and the various covenants of FFC and NCBC have been duly performed and complied with pursuant to the merger agreement and

  . NCBC and FFC have received certain legal opinions and also a negative assurance letter from FFC's independent auditors (as to FFC only) that there are no known factors related to FFC that would cause the merger not to be eligible for pooling of interests accounting treatment.

   In addition to the conditions described in the preceding sentence, the obligation of NCBC to complete the merger is subject to the following conditions:

  . exclusive of gains or losses on transactions in securities, total consolidated stockholders equity of FFC as of the closing date is not less than $18,885,000;

  . FFC owning, free and clear of any liens, not less than 100.0% of the outstanding capital stock of First Bank;

  . from and after December 31, 1998, neither FFC nor First Bank has consummated any extraordinary sale of assets nor any material investment portfolio restructuring; and

  . each of David Major, James S. Short and six of the other eight members of the FFC Board have entered into certain employment and/or non-compete agreements with NCBC and First Bank.

   It is anticipated that the foregoing conditions will be complied with but FFC and NCBC may waive any condition to their obligations to complete the transaction, except requisite approvals of FFC shareholders and regulatory authorities. The merger agreement may be terminated by either of the parties if all of the conditions to closing have not been satisfied or waived on or before November 30, 1999.

   Representations and Warranties. The merger agreement contains a number of representations and warranties by NCBC and FFC. The material accuracy of all those representations and warranties as of the closing date is a condition to the obligation of each company to complete the merger. The representations and warranties relate to matters such as the organization of each company, the authority of each company to transact its business, to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, the capitalization of each company, the filing of certain reports by each company with regulatory authorities and the presentation of information contained in those reports, the absence of certain changes in FFC's financial condition or business since December 31, 1998, the payment of taxes and filing of tax returns, FFC's allowance for possible loan losses, the absence of material litigation, the compliance with laws by each company, the information provided by each company for use in the registration statement, FFC's employee benefit plans and the employment contracts of FFC.

   Amendment and Termination. The merger agreement may be amended by agreement between FFC and NCBC, except that no amendment reducing the consideration received by FFC shareholders may be made unless approved by the FFC shareholders. The merger agreement may be terminated by either FFC or NCBC upon the failure of conditions to be met on or before November 30, 1999. In such event, the merger agreement will be of no further force or effect, and neither party will have any further liability to the other.

Management Ownership of FFC Common Stock

   FFC is authorized to issue 5,000,000 shares of FFC common stock. As of June 22, 1999 there were [1,009,467] shares of FFC's common stock issued and outstanding and [64,796] shares reserved for options.

   The following table sets forth certain information regarding the beneficial ownership of the FFC common stock by (1) persons owning five percent or more of FFC's common stock, (2) directors of FFC, and (3) the directors and executive officers of FFC as a group. This information is based on information provided to FFC by the FFC named persons as of June 22, 1999. This table includes, in the ownership and percentage calculations, shares subject to options which may be exercised within the next 60 days by all directors and executive officers who are option holders in accordance with Rule 13d-3(d)(1) under the Exchange Act. Each director's percentage of ownership is based on such director's pro forma ownership, including shares subject to being obtained by the exercise of options within the next 60 days, and the actual number of shares outstanding [(1,009,467)] at said date, plus that number of shares obtainable by the named person on the exercise of such options. All outstanding options held by the FFC named persons will be exercisable upon the completion of the merger.

          Name and Address of          Amount and Nature of
            Beneficial Owner          Beneficial Ownership(l) Percent of Class
          -------------------         ----------------------- ----------------
   5% Holders:
   M. Dale McCulloch.................          57,027(2)            5.31%
   818 Moreland Hills Drive
   Mt. Juliet, TN 37122

   Directors:
   Harold G. Bone....................          37,502(3)            3.45%
   Robert L. Callis, Esq.............          33,452(4)            3.11%
   Morris D. Ferguson, M.D. .........          17,300               1.61%
   Arthur P. Gardner.................           9,607(5)             *
   M. Dale McCulloch.................          57,027(2)            5.31%
   David Major.......................          43,050               4.01%
   Dan E. Midgett....................          23,700(6)            2.21%
   Monty Mires.......................          23,053               2.15%
   James S. Short....................          39,892(7)            3.71%
   Harold W. Sutton..................          15,092(8)            1.40%

   Directors and Officers As a Group
    (14 Persons):....................         369,663(9)           34.41%

--------
 * Less than 1%.

(1) The percentages shown are based on 1,074,263 shares (total shares outstanding of [1,009,467] plus total options outstanding of [64,796] as of May 27, 1999). The shares shown in each director's column, and in the group total, include shares beneficially owned at May 27, 1999 by the named individual and those obtainable by the exercise of all options granted, assuming the merger is consummated. The percentages include, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under that rule, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. Unless otherwise indicated, a shareholder possesses sole voting and investment power with respect to all of the shares shown opposite her or his name, including shares held in her or his individual retirement account. The following directors and executive officers hold the specified number of options exercisable upon consummation of the Merger: Mr. Bone (2,536), Mr. Callis (2,536), Dr. Ferguson (2,536), Mr. Gardner (2,536), Mr. Major (11,488), Mr. McCulloch (2,536), Mr. Midgett (2,536), Mr. Mires (2,536), Mr. Short (9,392), Mr. Sutton (5,300),
   Mr. Davenport (2,848), Mr. Henson (2,048), Mrs. Kimble (2,560), and
   Mr. Penuel (2,048). Shares held in self-directed Individual Retirement Accounts have been shown in each director's total, which shares are shown as the individual possessing sole voting and dispositive authority.

(2) This director disclaims voting and investment authority as to 25,148 shares controlled by his spouse. Included in this director's total are 1,848 shares which belong to such director's minor children.

(3) This director has voting and investment authority with respect to 15,742 of the shares indicated as custodian for his children.

(4) This director disclaims voting and investment authority as to 4,971 shares controlled by his spouse. This director also shares voting and dispositive authority as to 400 of the shares reflected in the total that are part of a trust.

(5) This director shares voting and investment authority as to 1,653 shares held jointly with his spouse and disclaims voting and investment authority as to 713 shares controlled by his spouse.

(6) A plan of this director's company within the meaning of the Employee Retirement Income Security Act of 1974, owns 4,800 of the shares indicated. This director disclaims voting and investment authority as to 1,400 shares controlled by his spouse. Included in this director's total are 1,000 shares which belong to such director's minor child.

(7) Included in this director's total are 201 shares which belong to such director's minor step-children.

(8) This director shares voting and investment authority as to 8,519 shares held jointly with his spouse and disclaims voting and investment authority as to 302 shares controlled by his spouse.

(9) This total includes all options attributable to these executive officers and directors as well as shares as to which such persons might disclaim voting or investment authority.

Resale of NCBC Common Stock by FFC Shareholders and Affiliates

   The shares of NCBC common stock received by FFC shareholders in the merger have been registered under the Securities Act and, upon completion of the merger, will be freely transferable under the Securities Act, except for shares issued to any FFC shareholder who may be deemed an "affiliate" of FFC, within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with FFC at the time of the special meeting; generally, directors and certain executive officers of FFC and major shareholders of FFC. Generally, all shares of NCBC common stock received by these affiliates may not be sold by them until NCBC publishes at least 30 days of the combined results of operations of NCBC and FFC. Shares of NCBC common stock received by non-affiliates in connection with the merger will be freely transferable under the Securities Act.

   In addition, affiliates of FFC may not sell their shares of NCBC common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time (the "Restricted Period"), an affiliate, together with certain related persons, is entitled to sell shares of NCBC common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares that may be sold by an affiliate, together with certain related persons and certain persons acting in concert, within any three-month period during the Restricted Period for purposes of Rule 145 may not exceed the greater of (1) one percent of the outstanding shares of NCBC common stock or (2) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 is available to affiliates only if NCBC remains current with its information filings with the SEC under the Exchange Act. Following the Restricted Period, an affiliate may sell such NCBC common stock free of such manner of sale or volume limitations, provided that NCBC was current with its Exchange Act information filings and such affiliate was not then an affiliate of NCBC. Two years after the Effective Time, an affiliate may sell shares of NCBC common stock without any restrictions so long as such affiliate was not and had not been for at least three months prior thereto, an affiliate of NCBC.

Bank Regulatory and Other Legal Considerations

   The merger is subject to approval by the FRB under the BHC Act. The BHC Act provides that the FRB will not approve a transaction (1) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served. The BHC Act also requires the FRB to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which, with certain limited exceptions, is 30 days after the FRB approval. The BHC Act further requires that consummation of approved acquisitions or mergers be delayed for a period of not less than 30 days following the date of FRB approval during which time complaining parties may obtain a review of the FRB's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit, or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. If no action based on the antitrust laws is commenced before the termination of the 30-day period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than Section 2 of the Sherman Antitrust Act.

   The merger is also subject to approval by the State of Tennessee Department of Financial Institutions. Under Tennessee law, an application must be filed with the department immediately after the acquisition. The application will be officially filed when, in the sole determination of the commissioner, the application is deemed complete. An application consists of:

  .  a copy of the application filed with the FRB;

  . certified copies of the authorizing resolutions of each board of directors showing approval by a majority of each respective board;

  . evidence of proper action by the board of directors of any merging national bank; and

  .  proof of publication of a notice of the merger.

   The department will approve the merger if it determines that: (1) the resulting state bank meets the requirements of state law as to the formation of a new state bank; (2) the merger agreement provides an adequate capital structure, including surplus, in relation to the deposit liabilities of the resulting bank and its other activities which are to continue or are to be undertaken; (3) the merger agreement is fair; and (4) the merger is not contrary to public policy.

   The BHC Act discussed above provides for the publication of notices and the administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the merger.

   The management of NCBC does not believe that the consummation of the merger will violate any antitrust or applicable state laws, but there can be no assurance that the FRB, the Department of Justice or other regulatory authorities will concur in this assessment.

Accounting Treatment

   NCBC will account for the merger as a pooling of interests. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of NCBC and FFC will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of NCBC and FFC will be combined on the consolidated balance sheet of NCBC and no goodwill or other intangible assets will be created. Consolidated financial statements of NCBC issued after the merger will be restated retroactively to reflect the consolidated operations of NCBC and FFC as if the merger had taken place prior to the periods covered by such consolidated financial statements.

Federal Income Tax Considerations

   The following is a summary of certain federal income tax consequences of the merger and the exchange by the holders of FFC common stock of such shares for shares of NCBC common stock. This discussion does not address all aspects of taxation that may be relevant to particular FFC shareholders in light of their personal investment or tax circumstances, or to certain types of FFC shareholders (including insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it discuss any state, local or foreign tax considerations. Each FFC shareholder is urged to consult his or her own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

   Neither NCBC nor FFC has requested or will receive an advance ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Instead, King & Spalding, counsel to NCBC, will deliver an opinion to FFC and NCBC relating to certain federal income tax consequences of the merger. The opinion will be based upon representations of fact provided by NCBC and FFC. These representations of fact will not have been independently verified by King & Spalding. The opinion will be also based upon the Internal Revenue Code (the "Code"), regulations thereunder, administrative rulings and practice by the IRS, and judicial authority, in each case existing at the time the opinion is delivered. Any change in applicable law or pertinent facts could affect the continuing validity of the opinion and this discussion. In addition, a tax opinion is not binding upon the IRS, and there can be no complete assurance, and none is hereby given, that the IRS will not take a position which is contrary to one or more positions reflected in the tax opinion, or that the opinion will be upheld by the courts if challenged by the IRS. However, NCBC and FFC have agreed in the merger agreement not to take any action which would disqualify the merger as a reorganization which is tax-free to the FFC shareholders pursuant to Section 368(a) of the Code. Based on the foregoing, it is anticipated that the tax opinion will state, among other matters, that:

  .  the merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Code;

  . no gain or loss will be recognized by NCBC or FFC as a result of the merger;

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


  . no gain or loss will be recognized by the shareholders of FFC upon the exchange of FFC common stock for NCBC common stock pursuant to the merger, except with respect to cash received in lieu of a fractional share interest in NCBC common stock, or by the holders of FFC options upon the conversion of such options into options with respect to NCBC common stock;

  . the receipt of cash in lieu of fractional shares of NCBC common stock will be treated as if fractional shares were distributed as part of the exchange and then were redeemed by NCBC, and the FFC shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such fractional share;

  . the aggregate tax basis of the shares of NCBC common stock received by a FFC shareholder pursuant to the merger will be the same as the aggregate tax basis of the shares of FFC common stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of NCBC common stock for which cash is received; and

  . a FFC shareholder who exercises and perfects his or her dissenter's rights under Tennessee law and who receives payment in cash for the "fair value" of his or her shares of FFC common stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the Code, and the FFC shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such stock; and

  . the holding period of the shares of NCBC common stock received by a FFC shareholder will include the holding period or periods of the shares of FFC common stock exchanged therefor, provided that the shares of FFC common stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

   Each holder of shares of FFC common stock is urged to consult the holder's personal tax and financial advisors as to the specific federal income tax consequences to the holder, based on the holder's own particular status and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the merger.

   The discussion set forth above does not address the state, local or foreign tax aspects of the merger. The discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each FFC shareholder should consult his or her own tax advisor with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.

Expenses

   All expenses incurred by or on behalf of the parties in connection with the merger agreement and the transactions contemplated by the merger agreement are to be borne by the party incurring the expense, except that FFC will bear the cost of the solicitation of proxies in connection with the special meeting and both NCBC and FFC will bear all costs of printing and distributing this proxy statement/prospectus based on the relative asset sizes of the parties at December 31, 1998.

Stock Exchange Listing

   NCBC common stock is listed on the Nasdaq National Market. NCBC will use its best efforts to cause the shares of NCBC common stock to be issued under the merger agreement to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

Ability to Receive Cash Instead of Stock

   The following is a summary of Chapter 23 of the TBCA and the procedures that an FFC shareholder must follow to dissent from the merger, perfect his or her dissenters' rights and receive cash rather than shares of NCBC common stock in the merger. This summary is qualified in its entirety by reference to Chapter 23, which is reprinted in full as Appendix C to this proxy statement/prospectus. Appendix C should be reviewed carefully by any FFC shareholder who wishes to perfect his or her dissenters' rights. Failure to strictly comply with the procedures set forth in Chapter 23 will result in the loss of dissenters' rights.

   If the merger agreement and the transactions contemplated thereby are consummated, any FFC shareholder who properly perfects his or her statutory dissenters' rights in accordance with Chapter 23 has the right to obtain, in cash, payment of the fair value of such FFC shareholder's shares of FFC common stock. Fair value is determined immediately prior to the consummation of the merger and excludes any appreciation or depreciation in anticipation of the merger.

   To exercise dissenters' rights under Chapter 23, a FFC shareholder must:

  (1) deliver to NCBC, before the special meeting, written notice of his or her intent to demand payment for his or her shares of FFC common stock if the merger is consummated, and

  (2) not vote his or her shares in favor of approving and adopting the merger agreement.

   A FFC shareholder who does not satisfy these two requirements is not entitled to payment for his or her shares of FFC common stock under Chapter
23. In addition, any FFC shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the merger agreement and will not be entitled to assert dissenters' rights.

   A FFC shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial FFC shareholder and notifies NCBC in writing of the name and address of each person on whose behalf he or she is asserting dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which he or she dissents and his or her other shares are registered in the names of different FFC shareholders.

   If the merger agreement is approved and adopted at the special meeting, NCBC must deliver a written dissenters' notice (the "Dissenters' Notice") to all FFC shareholders who satisfied the two requirements of Chapter 23 described above. The Dissenters' Notice must be sent no later than 10 days after the Effective Time and must:

  . state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

  . inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received;

  . supply a form for demanding payment that includes the date of the announcement of the merger to the public (May 3, 1999) and requires that the FFC shareholder asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of such shares prior to May 3, 1999;

  . set a date by which NCBC must receive the demand for payment (which date may not be fewer than one nor more than two months after the Dissenters' Notice is delivered); and

  .  be accompanied by a copy of Chapter 23.

   A record FFC shareholder who receives the Dissenters' Notice must demand payment, certify that he or she acquired beneficial ownership of such shares prior to the date set forth in the Dissenters' Notice and deposit his or her certificates in accordance with the Dissenters' Notice. NCBC may elect to withhold payment required by Chapter 23 from the dissenting FFC shareholder unless such FFC shareholder was the beneficial owner of the shares prior to the public announcement of the merger on May 3, 1999. A dissenting FFC shareholder will retain all other rights of a FFC shareholder until those rights are canceled or modified by the completion of the merger. A record FFC shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for his or her shares under Chapter 23. A demand for payment may not be withdrawn unless consented to by FFC or NCBC.

   NCBC may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the merger is completed. An FFC shareholder for whom dissenters' rights are asserted as to uncertificated shares of FFC common stock retains all other rights of a FFC shareholder until these rights are canceled or modified by the consummation of the merger.

   At the Effective Time or upon receipt of a demand for payment, whichever is later, NCBC must offer to pay each dissenting FFC shareholder who complied with Chapter 23 the amount NCBC estimates to be the fair value of his or her shares, plus accrued interest from the Effective Time. The offer of payment must be accompanied by:

  .  certain recent NCBC financial statements;

  .  NCBC's estimate of the fair value of the shares and interest due;

  .  an explanation of how the interest was calculated;

  .  a statement of the dissenter's right to demand payment under Chapter 23;
     and

  . a copy of Chapter 23, if not previously provided to such FFC shareholder.

   If the merger is not completed within two months after the date set for demanding payment and depositing share certificates, NCBC must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If, after such return or release, the merger is completed, NCBC must send a new Dissenters' Notice and repeat the payment procedure described above.

   If the FFC shareholder is dissatisfied with or rejects NCBC's calculation of fair value, such dissenting FFC shareholder must notify NCBC in writing of his or her own estimate of the fair value of his or her shares and the interest due, and may demand payment of his or her estimate, if:

  . he or she believes that the amount offered by NCBC is less than the fair value of his or her shares or that the interest due has been calculated incorrectly;

  . NCBC fails to make payment within two months after the date set forth for demanding payment; or

  . NCBC, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

   A dissenting FFC shareholder waives his or her right to dispute NCBC's calculation of fair value unless he or she notifies NCBC of his or her demand in writing within one month after NCBC makes or offers payment for his or her shares.

   If a demand for payment by a FFC shareholder remains unsettled, NCBC must commence a proceeding in the appropriate court, as specified in Chapter 23, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If NCBC does not commence the proceeding within two months, NCBC is required to pay each dissenting FFC shareholder whose demand remains unsettled, the amount demanded. NCBC is required to make all dissenting FFC shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting FFC shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting FFC shareholder made a party to the proceeding is entitled to judgment for the fair value of his or her shares plus interest to the date of judgment.

   In an appraisal proceeding commenced under Chapter 23, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against NCBC, except that the court may assess the costs against all or some of the dissenting FFC shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23. The court also may assess the fees and expenses of attorneys and experts for the respective parties against NCBC if the court finds NCBC did not substantially comply with the requirements of Chapter 23, or against either NCBC or a dissenting FFC shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23.

   If the court finds that the services of the attorneys for any dissenting FFC shareholder were of substantial benefit to other dissenting FFC shareholders similarly situated, and that the fees for those services should not be assessed against NCBC, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting FFC shareholders who were benefited.

               COMPARISON OF RIGHTS OF FFC AND NCBC SHAREHOLDERS

   Both FFC and NCBC are incorporated under the laws of the State of Tennessee. FFC shareholders, whose rights as shareholders are currently governed by Tennessee law and the FFC Charter and Bylaws, will become, upon consummation of the merger, shareholders of NCBC. Their rights as shareholders of NCBC will be governed by Tennessee law and the NCBC Charter and Bylaws. Certain differences between the rights of FFC shareholders and NCBC shareholders are summarized below. The summary does not purport to be a complete statement of the rights of FFC shareholders as compared with the rights of NCBC shareholders. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the TBCA, and the respective Charter and Bylaws of the two corporations.

   Changes in Control. Certain provisions of the NCBC Charter and Bylaws may have the effect of preventing, discouraging or delaying any change of control of NCBC. Article Seventh of the NCBC Charter provides for a board of directors consisting of at least three and no more than twenty-five directors and divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for NCBC shareholders to change the composition of the NCBC Board in a short period of time. At least two annual meetings of NCBC shareholders, instead of one, will generally be required to effect a change in a majority of the NCBC Board.

   In addition, the NCBC Board can at any time, under the NCBC Charter and without shareholder approval, issue one or more series of preferred stock. In some cases, the issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of NCBC through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring NCBC's management could stop a takeover by preventing the person trying to take control of NCBC from acquiring enough voting shares necessary to take control.

   Finally, Article Ninth of the NCBC Charter includes specific provisions with respect to mergers and other business combinations (as defined in the NCBC Charter, a "Business Combination"). In general, a Business Combination requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of NCBC's capital voting stock to approve the Business Combination, unless the Business Combination is not with or does not involve:

  (1) any Interested Shareholders (as defined in the NCBC Charter) or an Affiliate (as defined in the NCBC Charter) of an Interested Shareholder if the following conditions set forth in (2)(a) below are met, in which event the Business Combination will require only such affirmative vote as is required by law and the NCBC Charter, or

  (2) an Interested Shareholder or an Affiliate of an Interested Shareholder if the following conditions set forth in (a), (b) and (c) are met, in which event the Business Combination will require only such affirmative vote as is required by law and the NCBC Charter:

    (a) if the Business Combination has been approved by at least two-thirds of the entire NCBC Board at any time prior to the consummation of the Business Combination;

    (b) the aggregate amount of the cash and the fair market value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of NCBC's outstanding capital voting stock in that Business Combination will be at least equal to the Minimum Price Per Share (as defined in the NCBC Charter); and

    (c) the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of voting stock. If the Interested Shareholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for that class of voting stock will be either cash or the form used to acquire the largest number of shares of the class of voting stock previously acquired by it (collectively, the "Fair Price Provisions").

   The Fair Price Provisions are designed to discourage attempts to take over NCBC by utilizing two-tier pricing tactics or by acquiring less than all of NCBC's outstanding shares. In recent years there have been increasing numbers of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation, followed by a merger or other reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

   While the terms of such a non-negotiated takeover could be fair to NCBC shareholders, negotiated transactions may result in more favorable terms to NCBC shareholders because of factors such as the timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser.

   In addition, due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to acquire control of NCBC. As a result, holders of NCBC common stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of NCBC common stock with respect to certain business combinations that are opposed by more than one-third of the NCBC Board of Directors and which do not meet the Fair Price Provisions, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of NCBC shareholders or of directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

   The FFC Charter and Bylaws also contain certain provisions which may have the effect of preventing, discouraging or delaying a change in control of FFC. Like NCBC, the FFC Board has the authority to issue shares of preferred stock. However, unlike NCBC, the FFC Charter does not contain provisions for the classification of the FFC Board or Fair Price Provisions. The FFC Charter relies on Tennessee law requiring the affirmative vote of a majority of all the votes entitled to be cast on the proposed transaction thereon to approve any merger or consolidation of the corporation with or into any other corporation and any sale, lease, exchange or disposition of all or substantially all of the assets of the corporation.

   Amendment of Charter. The NCBC Charter requires an affirmative vote by at least two-thirds of the shares entitled to vote (other than shares held by an Interested Shareholder) to alter or amend any provisions of the Charter unless the Board of Directors, by a two-thirds majority, submits the proposed amendment to a vote of shareholders in which circumstance a majority vote of shareholders is needed. The FFC Charter defers to Tennessee law, which requires a majority vote of the shares entitled to vote to amend its charter.

   Certain Voting Rights. As described more fully above, the NCBC Charter requires a special shareholder vote to approve certain business combinations, including mergers, consolidations and sales of assets, involving certain shareholders. The FFC Charter defers to Tennessee law. Tennessee law requires approval of any merger, consolidation or sale of substantially all the assets of a corporation (except for a surviving corporation in certain exempted mergers) by a vote of a majority of the outstanding shares of the corporation entitled to vote, unless the corporation's charter requires approval by a greater percentage.

   Dividends. A Tennessee corporation may pay dividends, if authorized by the board of directors, unless, after giving effect to the dividend, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the corporation's charter permits otherwise) the amount necessary to satisfy, upon dissolution, the rights of shareholders whose preferential rights are superior to those receiving the distribution if the corporation were dissolved at the time of the distribution. The NCBC Charter authorizes distributions in accordance with Tennessee law. The FFC Charter also defers to Tennessee law.

   Boards of Directors. As permitted by Tennessee law, the NCBC Bylaws divide the NCBC Board into three classes serving staggered three-year terms, with the terms of one class of directors to expire each year. The classification of the NCBC Board means that approximately one-third of the NCBC Board is elected each year, with the result that it would take two annual meetings of NCBC shareholders to change the majority of the members constituting the NCBC Board. The classification of directors has the effect of making it more difficult to change the composition of the board of directors. A classified board of directors can help promote the continuity and stability of management and policies because a majority of the directors at any given time will have prior experience as directors.

   In addition, the NCBC Bylaws provide that any or all of the NCBC directors may be removed from office at any time with or without cause, but only by the affirmative vote of at least two-thirds of the shares entitled to vote.

   The FFC Charter and Bylaws defer to the provisions of the TBCA providing for the directors term to expire annually at its shareholders' meeting. The FFC Charter and Bylaws provide that any director may be removed from office, with or without cause, upon the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote.

   Special Meetings of Shareholders. Tennessee law provides that the Board of Directors, any person authorized by the charter or bylaws, or unless the charter provides otherwise, the holder of at least 10% of the votes entitled to be cast may call a special meeting of shareholders. The NCBC Bylaws provide that a special meeting of NCBC shareholders may be called by the Chairman of the Board, the Board of Directors, or upon the written request of the holders of not less than 10% of the votes entitled to be cast of NCBC common stock. The FFC Bylaws provide that a special meeting of FFC shareholders may be called by one-third or more of the members of the Board of Directors, or by any one or more shareholders owning, in aggregate, not less than 20% of the issued and outstanding shares of FFC common stock.

   Dissenters' Rights. Both NCBC and FFC must provide to their respective shareholders dissenters' rights under Tennessee law. Under Tennessee law, the shareholders of a corporation that is being merged into another corporation or of a corporation that is selling all or substantially all its assets to another corporation have the right to dissent from the action and have a Tennessee court determine the statutory fair value of their shares. See "The Merger-- Ability to Receive Cash Instead of Stock."

   Preemptive Rights. Unless the charter of a Tennessee corporation provides otherwise, Tennessee law states that shareholders of a Tennessee corporation do not have preemptive rights to acquire proportional amounts of the corporation's unissued shares upon decision of the board of directors to issue them. The NCBC Charter provides that no holder of any class of NCBC common stock will have preemptive rights. The FFC Charter does not provide for preemptive rights and, therefore, FFC shareholders do not have preemptive rights.

   Indemnification/Limitation on Liability. Under Tennessee law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if that individual conducted himself or herself in good faith and that individual reasonably believed:

  . in the case of conduct in his or her official capacity, that the conduct was in the best interests of the corporation;

  . in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

  . in the case of any criminal proceeding, that the individual had no reasonable cause to believe the conduct was unlawful.

   A corporation may not indemnify a director or officer (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under Tennessee or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

   Both the NCBC and FFC Bylaws provide for indemnification in accordance with Tennessee law for officers and directors of NCBC and their testators and in testators.

   Both the NCBC and FFC Charters, pursuant to Tennessee law, provide that their respective directors will not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director except for (1) any breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, or (3) liability with regard to unlawful distributions.

                        DESCRIPTION OF NCBC COMMON STOCK

   This section describes the general terms and provisions of the NCBC common stock. The summary is not complete and is qualified in its entirety by reference to the description of the NCBC common stock incorporated by reference in this proxy statement/prospectus. See "Incorporation of Information Filed with the SEC." NCBC has also filed its Charter and Bylaws as exhibits to the registration statement.

   General. As of June 1, 1999, the number of authorized shares of NCBC common stock was 175,000,000, of which 101,404,232 were issued and outstanding.

   Dividends. Holders of NCBC common stock are entitled to receive pro rata dividends when, as and if declared by the NCBC Board out of any funds that NCBC can legally use to pay dividends. NCBC may pay dividends in cash, stock or other property. In certain cases, holders of NCBC Common Stock may not receive dividends until NCBC has satisfied its obligations to any holders of outstanding preferred stock. In the event NCBC liquidates, dissolves or winds up its business, the holders of NCBC preferred stock will receive an amount per share equal to the amount fixed and determined by the Board, plus any amount equal to all the dividends accrued on the NCBC preferred stock, before any distribution will be made on the NCBC common stock.

   Voting Rights. Each share of NCBC common stock is entitled to one vote on each matter submitted to a vote of shareholders unless Tennessee law or the certificate of amendment for an outstanding series of NCBC preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. The holders of the NCBC common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares of NCBC common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the NCBC Board.

   Other Rights. The NCBC common stock has no conversion rights and is not redeemable. The holders of the NCBC common stock do not have any preemptive rights to subscribe for additional shares of common stock or other NCBC securities except as may be granted by the NCBC Board. There is no restriction on the purchase of shares of NCBC common stock by NCBC except for certain regulatory limits.

   Fully Paid. The issued and outstanding shares of NCBC common stock are fully paid and nonassessable, which means that the full purchase price for the outstanding shares of NCBC common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares.

   Listing. The NCBC common stock is listed on the Nasdaq National Market under the symbol "NCBC." The Bank of New York, or an affiliate thereof, is the transfer agent, registrar and dividend disbursing agent for the common stock.

   NCBC is a legal entity separate and distinct from its subsidiaries, including its subsidiary banks. There are various legal and regulatory limitations under federal and state law on the extent to which its subsidiaries, including its bank and bank holding company subsidiaries, can finance or otherwise supply funds to NCBC.

   The principal source of NCBC's cash revenues is dividends from its subsidiaries. There are certain limitations under federal and Tennessee law on the payment of dividends by such subsidiaries. The prior approval of the appropriate federal regulatory body is required if the total of all dividends declared by any state member bank of the Federal Reserve System or any national banking association in any calendar year exceeds the bank's net profits for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Those regulatory bodies also have authority to prohibit a state member bank or bank holding company, such as NCBC, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

   Retained earnings of NCBC's banking subsidiaries available for payment of cash dividends under all applicable regulations would have been approximately $24.3 million as of December 31, 1998. See Note N to the Financial Statements of NCBC, incorporated by reference in this proxy statement/prospectus, with respect to certain contractual limits on dividend payments by NCBC.

   NCBC's subsidiaries, subsidiary banks and their respective subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, NCBC and its other subsidiaries. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

   Provisions of the NCBC Charter and Bylaws may restrict changes of control of NCBC. These provisions include the authority to issue preferred stock with such rights and privileges as the Board of Directors may deem appropriate from time to time, provisions for the classification of the NCBC Board of Directors and provisions relating to certain business combinations with certain shareholders. See "Comparison of Rights of FFC and NCBC Shareholders--Changes in Control" and "--Boards of Directors."

                    WHERE YOU CAN FIND MORE INFORMATION

   Accompanying this proxy statement/prospectus is a copy of FFC's most recent annual report to shareholders and a copy of FFC's 10-QSB for the quarter ended March 31, 1999. For further information regarding FFC and NCBC, you may obtain a copy of filings they make with the Securities and Exchange Commission. Both NCBC and FFC are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Their SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document that NCBC or FFC files with the SEC at the SEC's following public reference facilities:

    Public Reference Room       New York Regional Office       Chicago Regional Office
   450 Fifth Street, N.W.         7 World Trade Center             Citicorp Center
          Room 1024                    Suite 1300              500 West Madison Street
   Washington, D.C. 20549       New York, New York 10048             Suite 1400
                                                            Chicago, Illinois 60661-2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. NCBC's SEC filings are also available at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits thereto, of which this proxy statement/prospectus is a part, that NCBC has filed with the SEC under the Securities Act of 1933.

                        FORWARD-LOOKING STATEMENTS

   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of NCBC or FFC. All statements in this proxy statement/prospectus and the documents incorporated by reference that are not historical facts or that express expectations and projections with respect to future matters are "forward-looking statements" for the purpose of the safe harbor provided by the Reform Act. We caution readers that such "forward-looking statements," including, without limitation, those relating to future business initiatives and prospects, revenues, working capital, liquidity, capital needs, interest costs and income, and "Year 2000" remediation efforts, wherever they occur in this document or in other statements attributable to NCBC, FFC or both NCBC and FFC, are necessarily estimates reflecting the best judgment of NCBC or FFC. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements." "Forward-looking statements" should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors currently known to management of NCBC or FFC that could cause actual results to differ materially from those in "forward-looking statements" include significant fluctuations in interest rates, inflation, economic recession, economic conditions in the markets served by NCBC and FFC, significant changes in the federal and state legal and regulatory environment, significant under-performance in NCBC's or FFC's portfolio of outstanding loans, and competition in NCBC's and FFC's markets. Other factors set forth from time to time in NCBC's filings with the SEC should also be considered. NCBC undertakes no obligation to update or revise "forward-looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

               INCORPORATION OF DOCUMENTS FILED WITH THE SEC

   The SEC allows NCBC and FFC to "incorporate by reference" in this proxy statement/prospectus the information each company files with the SEC, which means:

  . incorporated documents are considered part of this proxy statement/prospectus;

  . NCBC and FFC can disclose important information to you by referring you to those documents; and

  . information that NCBC and FFC file with the SEC will automatically update and supersede the information in this proxy statement/prospectus and information that was previously incorporated.

   NCBC incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

    (1) NCBC's Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 26, 1999;

    (2) NCBC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 7, 1999; and

    (3) The description of NCBC Common Stock contained in the Registration Statement on Form S-8 (Registration No. 33-38552), filed on January 11, 1991.

   FFC incorporates by reference the documents listed below which were filed with the SEC under the Exchange Act:

    (1) FFC's Annual Report on Form 10-KSB for the year ended December 31, 1998, filed on March 24, 1999;

    (2) FFC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, filed on May 17, 1999;

    (3) FFC's Current Report on Form 8-K, filed on May 17, 1999; and

    (4) The description of FFC Common Stock contained in the Registration Statement on Form 8-A (File No. 0-23933).

   NCBC and FFC also incorporate by reference each of the following documents that we will file between the date of this document and the date of the special meeting:

  .  Reports filed under Section 13(a) and (c) of the Exchange Act;

  . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

  .  Any reports filed under Section 15(d) of the Exchange Act.

   This proxy statement/prospectus incorporates certain NCBC and FFC documents by reference which are not presented herein or delivered herewith. Copies of the documents (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, upon written or oral request, with respect to documents that relate to NCBC, from Lewis E. Holland, Vice Chairman, Treasurer and Chief Financial Officer, National Commerce Bancorporation, One Commerce Square, Memphis, Tennessee 38150; Telephone No. (901) 523-3242, and, with respect to documents that relate to FFC, from Sally P. Kimble, Senior Vice President of Operations, Treasurer and Chief Financial Officer, First Financial Corporation, 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122; Telephone No. (612) 754-2265. In order to ensure timely delivery of such documents, any request should be made by July 26, 1999.

                            VALIDITY OF COMMON STOCK

   The validity of the shares of NCBC common stock to be issued upon consummation of the merger has been passed upon for NCBC by King & Spalding, Atlanta, Georgia. Attorneys at King & Spalding working on the merger and the registration statement of which this proxy statement/prospectus is a part owned approximately 13,500 shares of NCBC common stock as of the date of this proxy statement/prospectus.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited NCBC's consolidated financial statements incorporated by reference herein from NCBC's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated herein by reference in this Form S-4. Those consolidated financial statements are incorporated herein by reference in reliance on Ernst & Young LLP's report, given upon authority of the firm as experts in accounting and auditing.

   Maggart & Associates, P.C., independent public accountants, have audited FFC's consolidated financial statements at December 31, 1997 and 1998 and for the years then ended incorporated by reference herein from FFC's Annual Report on Form 10-KSB for the year ended December 31, 1998, as set forth in their report, which is incorporated herein by reference in this Form S-4. Those consolidated financial statements are incorporated herein by reference in reliance on Maggart & Associates, P.C.'s report, given upon authority of the firm as experts in accounting and auditing.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 1, 1999

                                 BY AND BETWEEN

                        NATIONAL COMMERCE BANCORPORATION

                        AND FIRST FINANCIAL CORPORATION

                             MT. JULIET, TENNESSEE

                               TABLE OF CONTENTS

R E C I T A L S..................................................................  A-1

ARTICLE 1.TERMS OF THE MERGER....................................................  A-2
      1.1Merger..................................................................  A-2
      1.2Time and Place of Closing...............................................  A-2
      1.3Effective Time..........................................................  A-2
      1.4Charter.................................................................  A-2
      1.5Bylaws..................................................................  A-2
      1.6Name....................................................................  A-2
      1.7Directors and Officers..................................................  A-2

ARTICLE 2.MANNER OF CONVERTING SHARES AND OPTIONS;
EXCHANGE RATIO...................................................................  A-2
      2.1Conversion; Cancellation and Exchange of Shares; Exchange Ratio.........  A-2
      2.2Conversion of Stock Options.............................................  A-4
      2.3Anti-Dilution Provisions................................................  A-5

ARTICLE 3.EXCHANGE OF SHARES.....................................................  A-5
      3.1Exchange Procedures.....................................................  A-5
      3.2Rights of Former FFC Record Holders.....................................  A-5

ARTICLE 4.REPRESENTATIONS AND WARRANTIES OF FFC..................................  A-6
      4.1Organization, Standing and Power........................................  A-6
      4.2Authority; No Breach of Agreement.......................................  A-6
      4.3Capital Stock...........................................................  A-7
      4.4FFC Subsidiaries........................................................  A-7
      4.5SEC Filings; FFC Financial Statements...................................  A-8
      4.6Absence of Undisclosed Liabilities......................................  A-8
      4.7Absence of Certain Changes or Events....................................  A-9
      4.8Tax Matters.............................................................  A-9
      4.9Allowance for Possible Loan Losses...................................... A-10
      4.10Assets................................................................. A-10
      4.11Intellectual Property.................................................. A-11
      4.12Environmental Matters.................................................. A-11
      4.13Compliance with Laws................................................... A-12
      4.14Labor Relations........................................................ A-12
      4.15Employee Benefit Plans................................................. A-12
      4.16Material Contracts..................................................... A-13
      4.17Legal Proceedings...................................................... A-14
      4.18Reports................................................................ A-14
      4.19Statements True and Correct............................................ A-14
      4.20Accounting, Tax and Regulatory Matters................................. A-15
      4.21State Takeover Laws.................................................... A-15
      4.22Articles of Incorporation Provisions................................... A-15
      4.23Charter Documents...................................................... A-15
      4.24Year 2000 Matters...................................................... A-15
      4.25Board Action........................................................... A-15
      4.26Vote Required.......................................................... A-15

ARTICLE 5.REPRESENTATIONS AND WARRANTIES OF NCBC................................. A-16
      5.1Organization, Standing and Power........................................ A-16
      5.2Authority; No Breach by Agreement....................................... A-16
      5.3Capital Stock........................................................... A-17
      5.4SEC Filings; Financial Statements....................................... A-17
      5.5Absence of Undisclosed Liabilities...................................... A-17

      5.6Absence of Certain Changes or Events.............................. A-18
      5.7Compliance with Laws.............................................. A-18
      5.8Legal Proceedings................................................. A-18
      5.9Reports........................................................... A-18
      5.10Statements True and Correct...................................... A-18
      5.11Accounting, Tax and Regulatory Matters........................... A-19
      5.12Year 2000 Matters................................................ A-19
      5.13Board Action..................................................... A-19
      5.14Vote Required.................................................... A-19

ARTICLE 6.CONDUCT OF BUSINESS PENDING CONSUMMATION......................... A-20
      6.1Affirmative Covenants of FFC...................................... A-20
      6.2Negative Covenants of FFC......................................... A-20
      6.3Covenants of NCBC................................................. A-21
      6.4Adverse Changes in Condition...................................... A-22
      6.5Reports........................................................... A-22

ARTICLE 7.ADDITIONAL AGREEMENTS............................................ A-22
      7.1Registration Statement; Proxy Statement; Shareholder Approvals.... A-22
      7.2Exchange Listing.................................................. A-23
      7.3Applications...................................................... A-23
      7.4NCBC Filings with State Offices................................... A-23
      7.5Agreement as to Efforts to Consummate............................. A-23
      7.6Investigation and Confidentiality................................. A-24
      7.7Press Release..................................................... A-24
      7.8Certain Actions................................................... A-24
      7.9Accounting and Tax Treatment...................................... A-25
      7.10State Takeover Laws.............................................. A-25
      7.11Articles of Incorporation Provisions............................. A-25
      7.12Agreement of Affiliates.......................................... A-25
      7.13Employee Benefits and Contracts.................................. A-26
      7.14D&O Coverage..................................................... A-26
      7.15.Indemnification................................................. A-26

ARTICLE 8.CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE................ A-27
      8.1Conditions to Obligations of Each Party........................... A-27
      8.2Conditions to Obligations of NCBC................................. A-28
      8.3Conditions to Obligations of FFC.................................. A-30

ARTICLE 9.TERMINATION...................................................... A-31
      9.1Termination....................................................... A-31
      9.2Effect of Termination............................................. A-32
      9.3Non-Survival of Representations and Covenants..................... A-33

ARTICLE 10.GENERAL PROVISIONS.............................................. A-33
      10.1Definitions...................................................... A-39
      10.2Expenses......................................................... A-40
      10.3Brokers and Finders.............................................. A-40
      10.4Entire Agreement................................................. A-40
      10.5Amendments....................................................... A-40
      10.6Waivers.......................................................... A-40
      10.7Assignment....................................................... A-40
      10.8Notices.......................................................... A-41
      10.9Governing Law.................................................... A-41
      10.10Counterparts.................................................... A-41

      10.11Captions........................................................ A-41
      10.12Interpretation.................................................. A-41
      10.13Enforcement of Agreement........................................ A-42
      10.14Attorneys' Fees................................................. A-42
      10.15Severability.................................................... A-42
      10.16Remedies Cumulative............................................. A-42

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of this day of May 1, 1999, by and between NATIONAL COMMERCE BANCORPORATION ("NCBC" or "Surviving Corporation," as the context may require), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150; and FIRST FINANCIAL CORPORATION ("FFC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered as a bank holding company and whose principal offices are located at 1691 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122.

   Certain other capitalized terms used in this Agreement and in the Plan of Merger are defined below in Section 10.1.

                                R E C I T A L S

   A. FFC is the beneficial owner and holder of record of one hundred percent (100%) of the issued and outstanding shares of capital stock of First Bank and Trust, a state-chartered, non-member bank with its principal or mail office in Mt. Juliet, Tennessee. FFC also owns indirectly 100% of the outstanding common stock of First Bank and Trust's wholly owned title insurance agency subsidiary, American Title and Escrow Company, and its wholly owned inactive finance subsidiary, First Southern Finance, Inc. For the purpose of this Agreement, First Bank and Trust, American Title and Escrow Company and First Southern Finance, Inc., will hereinafter be referred to as the "FFC Bank Subsidiary." FFC desires to be acquired by NCBC on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger annexed hereto as Exhibit 1.1.

   B. NCBC desires to acquire FFC on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger.

   C. The Board of Directors of FFC deems it desirable and in the best interests of FFC and the shareholders of FFC that FFC be merged with and into NCBC (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger (the "Merger") and has directed that this Agreement and the Plan of Merger be submitted to the shareholders of FFC with the recommendation that they be approved by them.

   D. The Board of Directors of NCBC deems it desirable and in the best interests of NCBC and the shareholders of NCBC that FFC be merged with and into NCBC on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger.

   E. The respective Boards of Directors of NCBC and FFC have each adopted resolutions setting forth and adopting this Agreement and the Plan of Merger, and have directed that this Agreement and the annexed Plan of Merger and all resolutions adopted by said Boards of Directors and by the FFC Shareholders related to this Agreement, be submitted with appropriate applications to, and filed with all applicable Regulatory Authorities as may be necessary in order to obtain all Consents required to consummate the proposed Merger and the transactions contemplated in this Agreement in accordance with this Agreement, the Plan of Merger and applicable law.

   NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                              TERMS OF THE MERGER

   1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time FFC shall be merged with and into NCBC in accordance with the provisions of Section 48-21-101, et seq. of the Tennessee Code, and with the effect provided in Section 48-21-108 of the Tennessee Code (the "Merger").
NCBC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FFC and NCBC, and the Plan of Merger, in substantially the form of Exhibit 1.1 which has been approved and adopted by the Boards of Directors of FFC and NCBC.

   1.2 Time and Place of Closing. The Closing will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at the NCBC Board Room, NCBC Executive Offices (Fourth Floor), One Commerce Square, Memphis, Shelby County, Tennessee 38150, or at such other place as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree.

   1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time").

   1.4 Charter. The Charter of NCBC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

   1.5 Bylaws. The Bylaws of NCBC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

   1.6 Name. The name of NCBC shall remain unchanged after the Effective Time, unless and until otherwise renamed.

   1.7 Directors and Officers. The directors and officers of NCBC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided herein.

                                   ARTICLE 2
            MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

   2.1 Conversion; Cancellation and Exchange of Shares; Exchange Ratio. At the Effective Time, by virtue of the Merger becoming effective and without any action on the part of NCBC, FFC, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

      (a) NCBC Capital Stock. Each share of NCBC Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

      (b) FFC Common Stock. Each share of FFC Common Stock issued and outstanding at the Effective Time shall cease to represent any interest (equity, shareholder or otherwise) in FFC and shall, except for those shares (the "Dissenting Shares") held by any FFC Record Holders who shall have properly perfected such Record Holders' dissenters' rights and shall have maintained the perfected status of such dissenters' rights through the Effective Time ("FFC Dissenting Shareholders"), whose rights shall be governed by the provisions of Sections 48-23-101 through 48-23-302 of the Tennessee Code, automatically be converted exclusively into, and constitute only the right of each FFC Record Holder to receive in exchange for such Record Holder's shares of FFC Common Stock, the Consideration to which the FFC Record Holder is entitled as provided in this Section 2.1(b).

        (i) The Exchange Ratio Calculation. Subject to any adjustments which may be required by an event described in Subsection 2.1(b)(iii) below, at and as of the Effective Time:

          (A) Each one (1) share of FFC Common Stock (other than
      Dissenting Shares) outstanding at and as of the Effective Time shall be converted into the right to receive that number of shares of NCBC Common Stock equal to:

                  (I) The quotient of (x) the Net Purchase Price (defined
              below) and (y) divided by the NCBC "Market Price Per Share" (defined below),

                                   divided by

                   (II) The sum of number of shares of FFC Common Stock
              outstanding at and as of the Effective Time and the number of shares of FFC Common Stock issuable pursuant to options to purchase FFC Common Stock to the extent that such options are outstanding at and as of the Effective Time.

          (B) Each share of FFC Common Stock held of record by a FFC Dissenting Shareholder shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Tennessee Code, and in particular, T.C.A. (S) 48-23-102.

          (C) "Net Purchase Price" shall be $74,250,000 which is the Gross Purchase Price of $75,000,000 less FFC's investment banker's fee of $750,000.

          (D) If as of the Closing Date the consolidated stockholders' equity of FFC, exclusive of any securities gains or losses in accordance with FAS 115, is less than $18,885,000, which was the consolidated stockholders' equity as of December 31, 1998, NCBC reserves the right to terminate this Agreement.

          (E) No share of FFC Common Stock shall be deemed to be outstanding or have any rights other than those set forth in this
      Section 2.1(b) after the Effective Time. No fractional shares of NCBC Common Stock shall be issued in the Merger and, if after aggregating all of the whole and fractional shares of NCBC Common Stock to which a FFC Record Holder shall be entitled based upon this Exchange Ratio Calculation, there should be a fractional share of NCBC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to Article 3 of this Agreement, which cash settlement shall be based upon the Market Price Per Share (as defined below) of one (1) full share of NCBC Common Stock.

         (ii) Definition of "Market Price Per Share". The "Market Price Per Share" is $24.25 which was the closing price per share of NCBC Common Stock on the NASDAQ (as reported by The Wall Street Journal) on April 12, 1999:

     Therefore, by way of example, if as of the day immediately prior to the Closing Date FFC(1) owns 100% of the authorized and outstanding common stock of FFC Bank Subsidiary and (2) has consolidated stockholders' equity not less than as described in (D) hereinabove, then:

      Net Purchase Price of........................................ $74,250,000
                                                                    divided by

      NCBC Market Price Per Share of............................... $    24.25

                                                                      equals

      Number of NCBC Shares........................................  3,061,856

                                                                    divided by

      FFC Shares Outstanding.......................................    953,328
      + FFC Options................................................    120,935
                                                                    ----------
                                                                     1,074,263

                                                                      equals

      NCBC Shares for Each 1 Share of FFC..........................     2.8502
                                                                    ==========

          (iii) Effect of Stock Splits, Reverse Stock Splits, Stock Dividends and Similar Changes in the Capital of FFC. Should FFC effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of NCBC shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph (iii) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by FFC set forth herein.

      (c) Shares Held by FFC or NCBC. Each of the shares of FFC Common Stock held by any FFC Company or by any NCBC Company, in each case other than (x) in a fiduciary capacity, or (y) as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Consideration shall be issued in exchange therefor.

      (d) Dissenters' Rights of FFC Shareholders. Any FFC Dissenting Shareholder who shall comply strictly with the provisions of Sections 48-23-101, et seq. of the Tennessee Code shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Tennessee Code. FFC Shareholders who fail to strictly comply with such provisions shall be deemed not to have dissented and shall not be treated as Dissenters.

      (e) Payment to FFC Investment Banker. At the Effective Time, NCBC shall pay Seven Hundred Fifty Thousand Dollars ($750,000.00) to FFC's investment banker, which amount has been netted out of the Gross Purchase Price pursuant to Section 2.1(b) (i) (C).

   2.2 Conversion of Stock Options. At the Effective Time, all options with respect to FFC Common Stock pursuant to stock options ("FFC Options") granted by FFC under the FFC Option Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be assumed by NCBC and converted into options to purchase shares of NCBC Common Stock in accordance with the following sentence and otherwise having the same duration and terms as the FFC Option Plans. From and after the Effective Time, (i) each FFC Option assumed by NCBC may be exercised solely for shares of NCBC Common Stock, (ii) the number of shares of NCBC Common Stock subject to such FFC Option shall be equal to the number of shares of FFC Common Stock subject to such FFC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such FFC Option shall be adjusted by dividing the per share exercise price under each such FFC Option by the Exchange Ratio and rounding down to the nearest cent. FFC shall take all necessary steps to effectuate the foregoing provisions of this Section 2.2.

   2.3 Anti-Dilution Provisions. In the event NCBC changes the number of shares of NCBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reorganization, stock dividend, or recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                   ARTICLE 3
                               EXCHANGE OF SHARES

   3.1 Exchange Procedures. Promptly after the Effective Time, NCBC and FFC shall cause the Exchange Agent to mail to the FFC Record Holders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties including its obligation to deliver the Consideration to which any FFC Record Holder may receive for lost, misplaced or destroyed FFC certificates. After the Effective Time, each FFC Record Holder of FFC Common Stock (other than shares to be canceled pursuant to Section 2.1(c) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Consideration provided in Section 2.1(b) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2 of this Agreement. To the extent required by Section 2.1(b) of this Agreement, each FFC Record Holder also shall receive, upon surrender of the certificate or certificates representing his or her shares of FFC Common Stock outstanding immediately prior to the Effective Time, cash in lieu of any fractional share of NCBC Common Stock to which such holder may be otherwise entitled (without interest). NCBC shall not be obligated to deliver the Consideration to which any FFC Record Holder is entitled as a result of the Merger until such FFC Record Holder surrenders such holder's certificate or certificates representing the shares of FFC Common Stock for exchange as provided in this Section 3.1. The certificate or certificates of FFC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither NCBC nor the Exchange Agent shall be liable to a FFC Record Holder for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of FFC shall constitute ratification of the appointment of the Exchange Agent.

   3.2 Rights of Former FFC Record Holders. At the Effective Time, the stock transfer books of FFC shall be closed as to holders of FFC Common Stock outstanding immediately prior to the Effective Time, and no transfer of FFC Common Stock by any FFC Record Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of FFC Common Stock (other than shares to be cancelled pursuant to Section 2.1(c) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Consideration provided in Section 2.1(b) of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FFC in respect of such shares of FFC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by NCBC on the NCBC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of NCBC Common Stock issuable pursuant to this Agreement, but beginning thirty (30) days after the Effective Time no dividend or other distribution payable to the holders of record of NCBC Common Stock as of any time subsequent to the Effective Time shall be delivered to a FFC Record Holder until such FFC Record Holder surrenders his or her certificate or certificates evidencing FFC Common Stock for exchange as provided in Section 3.1 of this Agreement. However, upon surrender of such FFC Common Stock certificate, both the NCBC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF FFC

   Except as disclosed on the FFC Disclosure Memorandum, and in SEC Documents and in the regulatory filings made by FFC and FFC Bank Subsidiary, FFC hereby represents and warrants to NCBC that the following matters are or will be true and correct at the Effective Time, in all material respects:

   4.1 Organization, Standing and Power Organization, Standing and Power. FFC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FFC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC.

   4.2 Authority; No Breach of Agreement Authority; No Breach of Agreement.

      (a) Subject to requisite FFC Shareholder approval and Consents of Regulatory Authorities, FFC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FFC, subject to the approval of this Agreement and the Plan of Merger by the holders of a majority (or such greater percentage as may be required by the Articles of Incorporation of FFC or other applicable law) of the outstanding shares of FFC Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by FFC. Subject to the receipt of such requisite shareholder approval, this Agreement and the Plan of Merger represent legal, valid and binding obligations of FFC, enforceable against FFC in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement or the Plan of Merger, as appropriate, by FFC, nor the consummation by FFC of the transactions contemplated hereby or thereby, nor compliance by FFC with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of FFC's Articles of Incorporation or Bylaws, or
  (ii) except as disclosed in Section 4.2(b) of the FFC Disclosure Memorandum, constitute or result in a Default under, or require any Consent (other than shareholder approval) pursuant to, or result in the creation of any Lien on any material Asset of any FFC Company under, any Contract or Permit of any FFC Company, or (iii) subject to receipt of the requisite Consents referred to in Section 7.3 of this Agreement, violate any Law or Order applicable to either FFC Company or any of their respective Material Assets.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any FFC Employee Plans or, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FFC of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

      (d) Neither FFC Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by FFC, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against either FFC Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

   4.3 Capital Stock.

      (a) The authorized capital stock of FFC consists of (i) 5,000,000 shares of FFC Common Stock, $2.50 par value per share, of which 953,328 shares are issued and outstanding as of April 16, 1999, and (ii) 5,000,000 shares of FFC Preferred Stock of which no shares are issued, outstanding or committed. All of the issued and outstanding shares of capital stock of FFC are duly and validly issued and outstanding and are fully paid and nonassessable under the Tennessee Code and FFC's Articles of Incorporation. None of the outstanding shares of capital stock of FFC has been issued in violation of any preemptive rights of the current or past shareholders of FFC. The number of outstanding shares of FFC Common Stock is subject to increase as options under the FFC Option Plans are exercised prior to the Effective Date.

      (b) As of April 16, 1999, there were outstanding under the FFC Option Plans options to purchase 120,935 shares of FFC Common Stock, which FFC Options had a weighted average price of approximately $13.05 per share and for which adequate shares of FFC Common Stock have been reserved for issuance under the FFC Option Plans. The number of outstanding options for shares of FFC Common Stock is subject to change as options under the FFC Option Plans lapse, are exercised, or are forfeited prior to the Effective Date.

      (c) Except as set forth in Section 4.3(a) and (b) of this Agreement, there are no shares of capital stock or other equity securities of FFC outstanding and no outstanding Rights relating to the capital stock of FFC. However, FFC presently has shares of the FFC Common Stock reserved to its dividend reinvestment plan

   4.4 FFC Subsidiaries.

      (a) FFC has no Subsidiaries, direct or indirect, other than FFC Bank Subsidiary. As set forth hereinabove at "Recitals," paragraph A, FFC Bank Subsidiary shall include (i) First Bank and Trust; (ii) American Title and Escrow Company, and (iii) First Southern Finance, Inc. FFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity interests) of FFC Bank Subsidiary. No capital stock (or other equity interest) of FFC Bank Subsidiary is or may become required to be issued (other than to FFC) by reason of any Rights, and there are no Contracts by which FFC Bank Subsidiary is bound to issue (other than to FFC) additional shares of its capital stock (or other equity interests) or Rights or by which FFC is or may be bound to transfer any shares of the capital stock (or other equity interest) of FFC Bank Subsidiary (other than to another FFC Company). There are no Contracts relating to the rights of FFC to vote or to dispose of any shares of the capital stock (or other equity interests) of FFC Bank Subsidiary. All of the shares of capital stock (or other equity interests) of FFC Bank Subsidiary held by FFC are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which FFC Bank Subsidiary is incorporated or organized and are owned by FFC free and clear of any Lien, except as expressly set forth in the FFC Disclosure Memorandum and noted in Section 4.4(b) of this Agreement. FFC Bank Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted, except as set forth in Section 4.4(b) of the FFC Disclosure Memorandum. FFC Bank Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC. FFC Bank Subsidiary is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the Deposits in which are insured by the Bank Insurance Fund, to the extent provided by law. The minute book and other organizational documents and Records for FFC Bank Subsidiary have been made available to NCBC for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

      (b) All shares of First Bank and Trust are currently pledged to secure a line of credit, the balance of which is zero. FFC agrees that it is a condition of this Agreement that all such shares of First Bank and Trust be released and otherwise free of any Lien prior to the Effective Time.

   4.5 SEC Filings; FFC Financial Statements.

      (a) FFC has filed and made available to NCBC all SEC Documents required to be filed by FFC since December 31, 1996. The FFC SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FFC SEC Documents or necessary in order to make the statements in such FFC SEC Documents, in light of the circumstances under which they were made, not materially misleading. FFC Bank Subsidiary is not required to file any SEC Documents with the SEC as a separate entity.

      (b) Each of the FFC Financial Statements (including, in each case, any related notes) contained in the FFC SEC Documents, including any FFC SEC Documents filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted to be reported on Form 10-QSB of the SEC), and fairly presented in all material respects the consolidated financial position of FFC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount or effect.

      (c) FFC has delivered to NCBC (or will deliver when available, with respect to periods ended after the date of this Agreement to the Effective
  Time) true, correct and complete copies of all Call Reports, FRY-6 Reports and FRY-9C Reports, including any amendments thereto, filed with any Regulatory Authorities by FFC and FFC Bank Subsidiary, respectively, for the years ended December 31, 1997, and 1998, and thereafter, together with any correspondence deemed material by FFC's management with any Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "FFC Regulatory Financial Statements"). Such FFC Regulatory Financial Statements (i) were (or will be) prepared from the Records of FFC and/or each FFC Bank Subsidiary; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied;
  (iii) present (or, when prepared, will present) FFC and FFC Bank Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; and (iv) contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of FFC's and FFC Bank Subsidiary's financial condition and the results of FFC's and FFC Bank Subsidiary's operations and cash flows for the periods covered by such financial statements (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material.)

   4.6 Absence of Undisclosed Liabilities. No FFC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC, except Liabilities which are accrued or reserved against in the FFC Financial Statements as of December 31, 1998, and the FFC Regulatory Financial Statements for the quarter ended March 31, 1999, or reflected in the notes or schedules, if any, thereto, and delivered with the FFC Disclosure Memorandum prior to the date of this Agreement. Neither FFC Company has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC or on the transactions contemplated by this Agreement.

   4.7 Absence of Certain Changes or Events. Except as described in Section 4.7 of the FFC Disclosure Memorandum, since the Balance Sheet Date there has not been:

      (a) Any material transaction by either FFC Company which was not undertaken in the ordinary course of business and in conformity with past practice.

      (b) Any loss of a key employee or any damage, destruction or loss, whether or not covered by insurance, which has had or which may be reasonably expected to have a Material Adverse Effect on either FFC Company.

      (c) Any acquisition or disposition by either FFC Company of any Asset having a fair market value, singularly or in the aggregate for each FFC Company, in an amount greater than Fifty Thousand Dollars ($50,000.00), except in the ordinary course of business and in conformity with past practice.

      (d) Any mortgage, pledge or subjection to Lien, of any kind on any of the Assets of either FFC Company, except to secure extensions of credit in the ordinary course of business and in conformity with past practice.

      (e) Any amendment, modification or termination of any Contract relating to either FFC Company or to which either FFC Company is a party which would or may be reasonably expected to have a Material Adverse Effect on FFC.

      (f) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of either FFC Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or Five Thousand Dollars ($5,000.00) for any of them individually.

      (g) Any incurring of, assumption of, or taking of, by either FFC Company, any Asset subject to any Liability, except for Liabilities incurred or assumed or Assets taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice.

      (h) Any material alteration in the manner of keeping the books, accounts or Records of either FFC Company, or in the accounting policies or practices therein reflected.

      (i) Any release or discharge (or partial release or discharge) of any obligation or Liability of any Person related to or arising out of any loan made by either FFC Company, except in the ordinary course of business and in conformity with past practice.

   4.8 Tax Matters.

      (a) Except as set forth in Section 4.8(a) of the FFC Disclosure Memorandum, all Tax Returns required to be filed by or on behalf of any of the FFC Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax returns filed are complete and accurate. All Taxes shown on filed Tax returns have been paid. There is no audit examination, deficiency, or refund litigation with respect to any Taxes, except as fully reserved against in the FFC Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the FFC Companies, except for taxes which constitute a Lien on Assets but which are not delinquent.

      (b) Neither of the FFC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

      (c) To the Knowledge of FFC, adequate provision for any Taxes due or to become due for any of the FFC Companies for the period or periods through and including the date of the respective FFC Financial Statements has been made and is reflected on such FFC Financial Statements.

      (d) To the Knowledge of FFC, each of the FFC Companies is in compliance with, and its Records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the IRC, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC.

      (e) Except as set forth in Section 4.8(e) of the FFC Disclosure Memorandum, neither of the FFC Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

      (f) There has not been an ownership change, as defined in the IRC
  Section 382(g), of either of the FFC Companies that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

      (g) Except as set forth in Section 4.8(g) of the FFC Disclosure Memorandum, neither of the FFC Companies is a party to any tax allocation or sharing agreement and neither of the FFC Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was FFC) or has any Liability for taxes of any Person (other than FFC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tennessee Law) as a transferee or successor or by contract or otherwise.

   4.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted shown on the consolidated balance sheets of FFC included in the most recent FFC Regulatory Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FFC included in the FFC Regulatory Financial Statements as of dates subsequent to the execution of this Agreement and as of the Closing Date will be, as of the dates thereof, in the reasonable opinion of management of FFC adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of the FFC Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FFC Companies as of the dates thereof. Except as described in
Section 4.9 of the FFC Disclosure Memorandum (by loan type, loan number, classification and outstanding balance), neither FFC Company has any Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss," or similar classifications, that were not classified in either FFC Company's most recent report of examination. Section
4.9 of the FFC Disclosure Memorandum also lists all Loans or extensions of credit which are included on any FFC Company's "watch list." The net book value of either FFC Company's ORE is carried on the balance sheet of the FFC Financial Statements at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

   4.10 Assets. Except as disclosed or reserved against in the FFC Regulatory Financial Statements made available prior to the date of this Agreement, the FFC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible Assets used in the businesses of the FFC

Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FFC's past practices. All Assets which are material to FFC's business on a consolidated basis, held under leases or subleases by either of the FFC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. To the best of management's Knowledge, the FFC Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. Neither of the FFC Companies has received notice from any insurance carrier that (i) such insurance would be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 4.10 of the FFC Disclosure Memorandum, there are no variations in the foregoing and presently no claims pending under any such policies of insurance and no notices have been given by either FFC Company under such policies.

   4.11 Intellectual Property. All of the Intellectual Property rights of the FFC Companies are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of FFC, there currently are not, any defaults thereunder by either FFC Company. An FFC Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all liens or claims of infringement. Neither of the FFC Companies or, to the Knowledge of FFC, their respective predecessors, has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by either such FFC Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in Section 4.11 of the FFC Disclosure Memorandum, neither FFC Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each FFC Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of either FFC Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information except as disclosed in Section 4.11 of the FFC Disclosure Memorandum, which restricts or prohibits such officer, director or employee from engaging in activities competitive with any person, including either FFC Company.

   4.12 Environmental Matters. Except as set forth in Section 4.12 of the FFC Disclosure Memorandum:

      (a)To the Knowledge of FFC, each FFC Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC.

      (b)There is no litigation pending and served on FFC or, to the Knowledge of FFC, threatened before any court, governmental agency or authority or other forum in which any FFC Company or any of its Operating Properties or Participation Facilities (or FFC in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any hazardous material, whether or not occurring at, a site owned, leased, or operated by either FFC Company or any of its Operating Properties or Participation Facilities, except for such litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC, nor, to the knowledge of FFC, is there any reasonable basis for any litigation of a type described in this sentence. Any variation from the foregoing shall be set forth in Section 4.12(b) of the FFC Disclosure Memorandum.

      (c)To the Knowledge of FFC, during the period of (i) either FFC Company's ownership or operation of any of their respective current properties, (ii) either FFC Company's participation in the management of any Participation Facility, or (iii) either FFC Company's holding of a security interest in an Operating Property, there have been no releases of hazardous material, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC. To the Knowledge of FFC, prior to the period of (i) either FFC Company's ownership or operation of any of their respective current properties, (ii) either FFC Company's participation in the management of any Participation Facility, or (iii) either FFC Company's holding of a security interest in an Operating Property, to the Knowledge of FFC, there were no releases of Hazardous Material in or affecting such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC. Any variation from the foregoing shall be set forth in Section 4.12(c) of the FFC Disclosure Memorandum.

   4.13 Compliance with Laws. FFC is duly registered as a bank holding company under the BHC Act. Each FFC Company has in effect all (i) Permits required by any applicable state or federal bank regulatory authority ("Regulatory Permits") and (ii) all other Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC, and there has occurred (i) no default under any such Regulatory Permit and (ii) no Default under any such other Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC. Except as set forth in Section 4.13 of the FFC Disclosure Memorandum, neither of the FFC Companies:

      (a)Is in violation of any (i) Laws, Orders or Permits applicable to banks or bank holding companies; or (ii) any other Laws, Orders or Permits applicable to its business or employees conducting its business except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC; and

      (b)Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that either FFC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring either FFC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

   4.14 Labor Relations. Neither FFC Company is the subject of any Litigation asserting that it or the other FFC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FFC Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving either FFC Company, pending or threatened, or to the Knowledge of FFC, is there any activity involving FFC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

   4.15 Employee Benefit Plans.

      (a)FFC has disclosed in Section 4.15(a) of the FFC Disclosure Memorandum, and has delivered or made available to NCBC prior to the date of this Agreement copies in each case of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangement or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FFC Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively the "FFC Benefit Plans"). Any of the FFC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FFC ERISA Plan." Each FFC ERISA Plan which is also a "defined benefit plan" (as defined in IRC Section 414(j)) is referred to herein as a "FFC Pension Plan." No FFC Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

      (b)All FFC Benefit Plans are in compliance with the applicable terms of ERISA, the IRC and any other applicable laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC. Each FFC ERISA Plan which is intended to be qualified under IRC Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and FFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No FFC Company has engaged in a transaction with respect to any FFC Benefit Plan that, assuming the taxable period of such plan expired as of the date hereof, would subject any FFC Company to a tax imposed by either IRC Section 4975 or Section 502(i) of ERISA.

      (c)Neither FFC nor any entity which is considered one employer with FFC under Section 4001 of ERISA or IRC Section 414 or Section 302 of ERISA (an "ERISA Affiliate") maintains, or has, or under any circumstances might have, any obligation to make contributions to any plan which is a defined benefit plan as defined in Section 3(35) of ERISA or IRC Section 414(j) or which is subject to Title IV of ERISA.

      (d)Except as disclosed in Section 4.15(d) of the FFC Disclosure Memorandum, neither FFC Company has any liability for retiree health and life benefits under any of the FFC Benefit Plans to former employees and there are no restrictions on the rights of such FFC Company to amend or terminate any such retiree health or benefit plan without incurring liability thereunder.

      (e)Except as disclosed in Section 4.15(e) of the FFC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FFC Company from either FFC Company under any FFC Benefit Plan or otherwise,
  (ii) increase any benefits otherwise payable under any FFC Benefit Plan, or
  (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      (f)The assets of each FFC ERISA Plan which is intended to be qualified under IRC Section 401(a) are held in trust, and the fair market value of each such plan's assets are equal to the liabilities of each such plan. The liabilities of each other FFC ERISA Plan are fully and properly reflected on the FFC Financial Statements to the extent required by, and in accordance with, GAAP. All contributions required under or premium payments due under each of the other FFC Benefit Plans which calls for contributions or premium payments have been made in full on a timely basis or are fully and properly accrued on the FFC Financial Statements, and the liabilities of each of the other FFC Benefit Plans which do not call for contributions or premium payments are fully and properly accrued on the FFC Financial Statements.

      (g)Prior to consummation of the Merger, FFC will take all actions necessary to terminate FFC's 401(k) effective as of the Effective Time.

   4.16 Material Contracts. Except as disclosed in Section 4.16 of the FFC Disclosure Memorandum and in Section 10.3 of this Agreement, none of the FFC Companies, nor any of their respective Assets, businesses or operations, is a party to or, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting or retirement contract or contracts providing for aggregate payments (x) to any person in any calendar year in excess of $10,000, or (y) to any one or more Persons in the aggregate in excess of $50,000, (ii) any contract relating to the borrowing of money by either FFC Company or the guarantee by either FFC Company of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements and Federal Home Loan Bank advances to depository institution subsidiaries, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any contracts which prohibit or restrict either FFC Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person, (iv) any contracts between FFC Companies, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract (not disclosed in the FFC Financial Statements delivered prior to the date of this Agreement) which is a financial derivative contract (including various combinations thereof), and (vi) any other material contract or amendment thereto that would be required to be filed as an exhibit to a FFC SEC Document filed by FFC with the SEC prior to the date of this Agreement (together with all contracts referred to in Sections 4.10 and 4.15(a) of this Agreement (the "FFC Contracts")). With respect to each FFC Contract:
(i) to the Knowledge of FFC, the Contract is in full force and effect; (ii) no FFC Company is in Default thereunder, (iii) neither FFC Company has repudiated or waived any material provision of any such contract; and (iv) no other party to any such contract is, to the Knowledge of FFC, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 4.16 of the FFC Disclosure Memorandum, all of the indebtedness of either FFC Company for money borrowed is prepayable at any time by such FFC Company without penalty or premium.

   4.17 Legal Proceedings. Except as set forth in Section 4.17 of the FFC Disclosure Memorandum, there is no Litigation pending (and as to which process has been served or with respect to which FCC has otherwise received notice) or, to the Knowledge of FFC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against either FFC Company, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against either FFC Company. Section 4.17 of the FFC Disclosure Memorandum includes a report of all material Litigation as of the date of this Agreement to which either FFC Company is a party and which names any FFC Company as a defendant, cross-defendant or counter-defendant.

   4.18 Reports. Since January 1, 1996, FFC has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if applicable, including Forms 10-KSB, Forms 10-QSB, Forms 8-K and proxy statements, and since January 1, 1996, each FFC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with, (ii) all other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except failures to file which applies only to (ii) and (iii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in any material respects with all applicable laws. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not materially misleading.

   4.19 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any FFC Company to NCBC pursuant to this Agreement contains, or will contain, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of the information supplied or to be supplied by any FFC Company or (to FFC's Knowledge) any Affiliate thereof for inclusion in the Registration Statement to be filed by NCBC with the SEC or for inclusion in the Proxy Statement to be mailed to FFC's shareholders in connection with the shareholders' meeting, and any other documents to be filed by a FFC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated thereby, will, at the respective time such documents are filed or become effective, and with respect to the Proxy Statement, when first mailed to the shareholders of FFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meeting. All documents that any FFC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. FFC is relying on its Affiliates (other than direct or indirect subsidiaries) as to the truth of their respective representations to FFC.

   4.20 Accounting, Tax and Regulatory Matters. No FFC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to FFC that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

   4.21 State Takeover Laws. No FFC Company has taken any action designed or intended to require the transactions contemplated by this Agreement and the Plan of Merger to comply with any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively "Takeover Laws"), including Sections 48-103-201 through 312 of the Tennessee Code.

   4.22 Articles of Incorporation Provisions. FFC has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of FFC (other than voting, dissenters' appraisal or other similar rights) or otherwise restrict or impair the ability of NCBC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of FFC or any FFC Company that may be directly or indirectly acquired or controlled by it.

   4.23 Charter Documents. FFC has previously provided NCBC true and correct copies of the Articles of Incorporation and Bylaws of FFC and the Articles of Incorporation and Bylaws of FFC Bank Subsidiary, as amended to date, and each are in full force and effect.

   4.24 Year 2000 Matters. The computer software operated by FFC which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000, in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Material Adverse Effect. FFC has not received and does not expect to receive a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). FFC has disclosed to NCBC a complete and accurate copy of FFC's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect FFC. The costs of the adaptions and compliance referred to in this Section 4.24 will not have a Material Adverse Effect.

   4.25 Board Action. The Board of Directors of FFC (at a meeting duly called and held) has by requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of FFC and it shareholders,
(b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that the Merger be submitted for consideration by FFC shareholders at a special meeting. FFC has taken or will take commercially reasonable steps necessary to exempt (i) the execution of this Agreement and the Option, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from any statute of the State of Tennessee that purports to limit or restrict business combinations or the ability to acquire or to vote shares, including, without limitation Tennessee Code Annotated Sections 48-103-201 through 48-103-312, and any applicable provision of FFC's Charter containing change of control or anti-takeover provisions. Nothing in this Section in the Agreement shall require any Director or officer of FFC to breach his or her legal or fiduciary duties.

   4.26 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of FFC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of FFC capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF NCBC

   Except as disclosed in SEC Documents and in the regulatory filings made by NCBC, NCBC hereby represents and warrants to FFC that the following matters are or will be true and correct at the Effective Time, in all material respects:

   5.1 Organization, Standing and Power.

      (a) NCBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets. NCBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC.

      (b) The securities to be issued by NCBC pursuant to the Plan of Merger will be registered under the 1933 Act and will be part of a class of securities registered under the 1934 Act under Section 12. NCBC meets all of the requirements of Rule 144(c) and Rule 145 of the 1933 Act.

   5.2  Authority; No Breach by Agreement.

      (a) NCBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NCBC. This Agreement represents a legal, valid and binding obligation of NCBC, enforceable against NCBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement by NCBC, nor the consummation by NCBC of the transactions contemplated hereby, nor compliance by NCBC with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any NCBC Company's Charter (or similar governing instrument) or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any assets of any NCBC Company under any Contract or Permit of any NCBC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any NCBC Company or any of their respective material Assets.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate law and the rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NCBC of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

      (d) NCBC is not a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by NCBC, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against NCBC in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue. Neither the execution or the delivery of this Agreement, nor the consummation of the transactions described herein, will have a Materially Adverse Effect on NCBC on a consolidated basis.

   5.3 Capital Stock. The currently authorized capital stock of NCBC consists of (i) 175,000,000 shares of NCBC Common Stock, of which 101,272,004 shares were issued and outstanding as of March 5, 1999, and (ii) 5,000,000 shares of NCBC Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NCBC Capital Stock are, and all of the shares of NCBC Common Stock to be issued in exchange for shares of FFC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Tennessee Code and the NCBC Charter. None of the outstanding shares of NCBC Capital Stock has been, and none of the shares of NCBC Common Stock to be issued in exchange for shares of FFC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of NCBC. NCBC has reserved for issuance a sufficient number of shares of NCBC Common Stock for the purpose of issuing shares of NCBC Common Stock in accordance with the provisions of
Section 2.1(b) and 2.2 of this Agreement.

   5.4 SEC Filings; Financial Statements.

      (a) NCBC has filed and made available to FFC all SEC Documents required to be filed by NCBC since December 31, 1995. The NCBC SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NCBC SEC Documents or necessary in order to make the statements in such NCBC SEC Documents, in light of the circumstances under which they were made, not materially misleading. Except for NCBC Subsidiaries that are registered as a broker, dealer or investment advisor, no NCBC Subsidiary is required to file any SEC Documents.

      (b) Each of the NCBC Financial Statements (including, in each case, any related notes) contained in the NCBC SEC Reports, including any NCBC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NCBC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

      (c) Nothing has come to the attention of NCBC that would require a material change in its most recently filed SEC Documents since the date of such filing.

   5.5 Absence of Undisclosed Liabilities. No NCBC Company has any liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, except liabilities which are accrued or reserved against in the consolidated balance sheets of NCBC as of December 31, 1998, included in the NCBC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No NCBC Company has incurred or paid any liability since December 31, 1998, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC or (ii) on the transactions contemplated by this Agreement. To NCBC's Knowledge, neither NCBC, any of its Operating Property, nor any of its Participation Facilities are in material violation of any Environmental Laws.

   5.6 Absence of Certain Changes or Events. Since December 31, 1998, except as disclosed in the NCBC Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC, and (ii) the NCBC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NCBC provided in Article 6 of this Agreement.

   5.7 Compliance with Laws. NCBC is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each NCBC Company has in effect all Permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, and there has occurred no default under any such permit. No NCBC Company:

      (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC; and

      (b) Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any NCBC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any NCBC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum or understanding, or to adopt any board resolution or similar undertaking, which, in the case of clauses (i), (ii) or (iii), restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

   5.8 Legal Proceedings. There is no Litigation pending and as to which process has been served or with respect to which NCBC has otherwise received notice, or, to the Knowledge of NCBC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NCBC Company, or against any Asset, interest or right of any of them, and there are no orders of any regulatory authorities, other than governmental authorities, or arbitrators against any NCBC Company, in each case that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC.

   5.9 Reports. Since January 1, 1996, NCBC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities and since January 1, 1996, each NCBC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all other Regulatory Authorities and any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NCBC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in any material respects with all applicable Laws. As of its respective date, each such report and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not materially misleading.

   5.10 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any NCBC Company or any Affiliate thereof to FFC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of the information supplied or to be supplied by any NCBC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by NCBC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any NCBC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FFC Shareholders in connection with the shareholders' meetings, and any other documents to be filed by any NCBC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FFC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meetings. All documents that any NCBC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

   5.11 Accounting, Tax and Regulatory Matters. No NCBC Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance relating to NCBC that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of IRC Section 368(a), or (ii) materially delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

   5.12 Year 2000 Matters. The computer software operated by NCBC which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000, in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Material Adverse Effect. NCBC has not received and does not expect to receive a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). NCBC has disclosed to FFC a complete and accurate copy of NCBC's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect NCBC. The costs of the adaptions and compliance referred to in this Section 5.12 will not have a Material Adverse Effect.

   5.13 Board Action. The Board of Directors of NCBC (at a meeting duly called and held) has by requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of NCBC and it shareholders, and (b) approved this Agreement and the transactions contemplated hereby, including the Merger. NCBC has taken all steps necessary to exempt (i) the execution of this Agreement and the Option, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from any statute of the State of Tennessee that purports to limit or restrict business combinations or the ability to acquire or to vote shares, including, without limitation Tennessee Code Annotated Sections 48-103-201 through 48-103-312, and any applicable provision of NCBC's Charter containing change of control or anti-takeover provisions.

   5.14 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of NCBC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of NCBC capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

   6.1 Affirmative Covenants of FFC. (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of NCBC shall have been obtained, and except as otherwise expressly contemplated herein, FFC shall, and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, (iii) take no action which would (x) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368(a) of the IRC or (y) adversely affect in any material respect the ability of any Party to perform its covenants and agreements under this Agreement, and (iv) provide NCBC with First Bank & Trust financial statements as of the end of each month by the tenth (10th) day following the close of said month.

     (b) FFC shall deliver to NCBC within ten (10) days from the execution of this Agreement the FFC Disclosure Memorandum described in Article 4 of this Agreement.

   6.2 Negative Covenants of FFC. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FFC covenants and agrees that it will not do or agree to commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of NCBC, which consent shall not be unreasonably withheld:

      (a) Amend the Articles of Incorporation, Bylaws or other governing instruments of any FFC Company; or

      (b) Incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FFC Company to another FFC Company) (i) pursuant to the line of credit agreement between FFC and an unaffiliated commercial bank or (ii) in excess of an aggregate of $100,000 (for the FFC Companies on a consolidated basis) except in the ordinary course of the business of FFC Bank Subsidiary consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of either FFC Company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FFC Disclosure Memorandum); or

      (c) Repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or under the FFC Option Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FFC Company, or declare or pay any dividend or make any other distribution in respect of FFC capital stock or take any other actions which would result in a total consolidated stockholder's equity of FFC which would be less than $18,885,000.00; or

      (d) Except pursuant to this Agreement or under the FFC Options Plans, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of FFC Common Stock or any other capital stock of either FFC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; or

      (e) Except under the FFC Option Plans or sales of repossessed property, adjust, split, combine or reclassify any capital stock of either FFC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FFC Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of FFC Bank Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FFC Company) or any Asset having a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration; or

      (f) Except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than FFC Bank Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

      (g) Grant any increase in compensation or benefits to the employees or officers of any FFC Company, except in accordance with past practice disclosed in Section 6.2(g) of the FFC Disclosure Memorandum or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the FFC Disclosure Memorandum; enter into or amend any severance agreements with officers of any FFC Company; grant any material increase in fees or other increases in compensation or other benefits to directors of either FFC Company, except in accordance with past practice disclosed in Section 6.2(g) of the FFC Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of FFC); or

      (h) Enter into or amend any employment contract between either FFC Company and any Person (unless such amendment is required by law) that the FFC Company does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the Effective Time; or

      (i) Adopt any new employee benefit plan of either FFC Company or, except as provided in section 4.15(g), terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of either FFC Company other than any such change that is required by law or that, in the opinion of counsel is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

      (j) Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

      (k) Commence any litigation other than in accordance with past practice, settle any litigation involving any liability of either FFC Company for material money damages or restrictions upon the operations of either FFC Company; or

      (l) Except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims.

   6.3 Covenants of NCBC.

      (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, NCBC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NCBC Common Stock and the business prospects of the NCBC Companies, and (ii) take no action which would
  (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this agreement, provided, that the foregoing shall not prevent any NCBC Company from acquiring any other assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of NCBC, desirable in the conduct of the business of NCBC and its Subsidiaries and would not, in the judgment of NCBC, likely delay the Effective Time to a date subsequent to the date set forth in Section 9.1(e) of this Agreement.

      (b) From and after the date of this Agreement, NCBC (i) shall continue to comply with the requirements of Rules 144 and 145 under the 1933 Act to the extent that such Rules can provide a means of sale of NCBC's Shares issued or committed pursuant to the Merger, including options for a period ending not later than the date that any person receiving NCBC shares or options pursuant to the Merger becomes eligible to sell all of such shares, and (ii) shall take no action which would prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of IRC Section 368(a).

      (c) NCBC shall permit the participants of the FFC 401(k) Plan to roll their plan assets into the NCBC 401(k) plan if, in the judgment of the trustees of the FFC 401(k) Plan, the same would be appropriate unless, in the judgment of the trustees of the NCBC 401(k) Plan, such a rollover would have negative tax implications.

   6.4 Adverse Changes in Condition. Except to the extent prohibited by Law, each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

   6.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with any Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws applicable to such reports.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

   7.1 Registration Statement; Proxy Statement; Shareholder Approvals. NCBC shall file the Registration Statement with the SEC, and shall use its reasonable effort to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of NCBC Common Stock upon consummation of the Merger. FFC shall furnish all information concerning it and the holders of its capital stock as NCBC may reasonably request in connection with such action. FFC shall call a shareholders' meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as its deems appropriate. In connection with the shareholders' meeting, (i) NCBC and FFC shall prepare a Proxy Statement (which shall be included in the Registration Statement with the SEC) and mail such Proxy Statement to the shareholders of FFC, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FFC shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of FFC shall (subject to compliance with their fiduciary duties as advised by counsel) use all reasonable effort to solicit and obtain such approval and adoption and shall not recommend or present for shareholder consideration in any manner any other Acquisition Proposal. FFC shall have no duty to disclose its Shareholder list to NCBC. FFC shall have the right to mail the Proxy Statement to its Shareholders, except that FFC agrees that the use of a commercial mailing service to mail the Proxy Statement is acceptable to FFC unless the use thereof appears reasonably likely to disclose the list of FFC's Shareholders to NCBC.

   7.2 Exchange Listing. NCBC shall use its reasonable efforts to qualify, prior to the Effective Time, for inclusion in the NASDAQ National Market System, the shares of NCBC Common Stock to be issued to the holders of FFC Common Stock or FFC Stock Options pursuant to the Merger, and NCBC shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein. Notwithstanding this provision, NCBC's obligation to list the shares of NCBC Common Stock remains a condition to FFC's obligation to close the transactions described in this Agreement.

   7.3 Applications. NCBC shall prepare and file, and FFC shall cooperate in the preparation and, where applicable, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least two business days prior to filing, NCBC shall provide FFC and its counsel with copies of such applications to review and approve with respect to information relating to FFC. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available. In addition, each party shall advise the other promptly of any substantive verbal communications with an such Regulatory Authorities concerning the transactions described in this Agreement.

   7.4 NCBC Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, NCBC and FFC shall execute and file the Articles of Merger with the Tennessee Secretary of State in connection with the Closing.

   7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall be construed to obligate NCBC to take any action to meet any condition required for it to obtain any Consent if NCBC shall, in its sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon NCBC's ability to carry on its business or acquisition programs or to require NCBC to increase its capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may from time to time be in effect.

   7.6 Investigation and Confidentiality.

      (a) To the extent not prohibited by law, prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

      (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. The Parties' Confidentiality Agreement dated April 22, 1999, remains in full force and effect in accordance with its terms and shall not be deemed to have merged into this Agreement.

      (c) Each Party shall give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party. Each Party shall be afforded a reasonable time after such notice to cure any breach that is not or was not done with the intent to breach this Agreement.

   7.7 Press Release. The initial press release announcing this Agreement shall be reviewed and approved prior to release and shall be released at a time and date agreed to in advance by appropriate representatives of both NCBC and FFC and with respect to any subsequent press releases, FFC and NCBC shall consult with each other as to the form and substance of such press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by law. FFC has advised NCBC that it is likely that FFC will file a current report on Form 8-K with the SEC in respect to this transaction, particularly in light of the Option granted to NCBC in Section 7.8(b) of this Agreement.

   7.8 Certain Actions.

      (a) Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, after the date of this Agreement, neither FFC Company nor any Affiliate thereof nor any representatives thereof retained by either FFC Company shall directly or indirectly solicit or knowingly encourage any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of FFC Board of Directors as advised by counsel, neither FFC Company and no Affiliate or representative of FFC or either FFC Company shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into, or agree to enter into any contract with respect to any Acquisition Proposal, but FFC may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. FFC shall promptly notify NCBC in writing in the event that it receives any inquiry or proposal relating to any such transaction. FFC shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its representatives not to engage in any of the foregoing.

      (b) As a condition of and as an inducement to NCBC's entering this Agreement and the Letter of Intent between the parties dated April 14, 1999, FFC is simultaneously with the execution of the Agreement issuing to NCBC an option in the form attached hereto as Exhibit 7.8, the terms and conditions of which are incorporated herein by reference.

      (c) The requirements, conditions and obligations imposed by this
  Section 7.8 shall continue in full force and effect from the date of this Agreement until October 31, 1999, unless this Agreement shall have been extended to November 30, 1999 pursuant to Section 9.1(e) or shall have been earlier terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Agreement; (ii) by FFC pursuant to Section 9.1(b) of this Agreement; (iii) by either Party pursuant to Section 9.1(d)(i) of this Agreement; (iv) by FFC pursuant to Section 9.1(f) of this Agreement, other than due to the failure to satisfy Section 8.1(a); or (v) by FFC pursuant to Section 9.1(c) of this Agreement, but in such event only on the basis of
  (a) material inaccuracy (without waiver thereof) of representations and warranties of NCBC as contemplated by the provisions of Section 8.3(a) of this Agreement; (b) noncompliance by NCBC with its obligations as required by the provisions of Section 8.3(b) of this Agreement; or (c) the failure of NCBC to deliver all certificates as required by the provisions of
  Section 8.3(d) of this Agreement, or (d) the failure of NCBC to satisfy the conditions set forth in Sections 8.3(b) and 8.3(e) of this Agreement.

   7.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of IRC Section 368(a) for federal income tax purposes.

   7.10 State Takeover Laws. Each FFC Company shall take all reasonable steps to exempt the transactions contemplated by this Agreement from any applicable Takeover Law.

   7.11 Articles of Incorporation Provisions. Each FFC Company shall take reasonable steps to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FFC Company (other than voting, dissenters' appraisal and other similar rights) or restrict or impair the ability of NCBC or any of its Subsidiaries to vote, or to exercise the rights of a shareholder with respect to, shares of any FFC Company that may be directly or indirectly acquired or controlled by it.

   7.12 Agreement of Affiliates. FFC has disclosed in Section 7.12 of the FFC Disclosure Memorandum all persons whom it reasonably believes is an "affiliate" of FFC for purposes of Rule 145 under the 1933 Act. FFC shall use its reasonable efforts to cause each such Person to deliver to NCBC not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 7.12, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FFC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of NCBC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least thirty (30) days of combined operations of NCBC and FFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of NCBC Common Stock issued to such affiliates of FFC in exchange for shares of FFC Common Stock shall not be transferable until such time as financial results covering at least thirty
(30) days of combined operations of NCBC and FFC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 7.12 (and NCBC shall be entitled to place customary restrictive legends upon certificates for shares of NCBC Common Stock issued to affiliates of FFC pursuant to this Agreement and to enforce the provisions of this Section 7.12). NCBC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NCBC Common Stock by such affiliates. NCBC will not unreasonably withhold its consent for the removal of such restrictive legends under appropriate circumstances.

   7.13 Employee Benefits and Contracts. Following the Effective Time, NCBC shall provide to officers and employees of the FFC Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the NCBC Companies to their similarly situated officers and employees. For purposes of participation, vesting and other benefit accrual, under any such NCBC employee benefit plans, the service of the employees of the FFC Companies prior to the Effective Time shall be treated as service with an NCBC Company participating in such employee benefit plan. Nothing herein shall be deemed to have reduced, contracted, enlarged, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the officers and employees of FFC may have under existing documentation other than as expressly stated herein, and nothing herein shall be deemed to be an employment contract, agreement or understanding, or offer of employment by NCBC or any of its direct or indirect Subsidiaries after the Effective Time. FFC hereby represents and covenants that it has accrued and will continue to accrue pursuant to GAAP amounts sufficient to enable it to make the foregoing payments. Following Closing, NCBC agrees to allow the current directors of FFC to participate in its health insurance plans generally available to employees of NCBC, subject to eligibility and any other requirements of such plans.

   7.14 D&O Coverage. At the Effective Time, NCBC will provide, errors and omissions insurance coverage for FFC's directors and officers, at its election, either (i) by purchasing continuation coverage under FFC's current policy for a period not less than six (6) years after the Effective Time, or (ii) obtain coverage under NCBC's current policy to provide coverage for FFC's directors and officers on a prior acts basis for a period not less than six (6) years prior to the Effective Time.

   7.15 Indemnification.

      (a) With respect to all claims brought during the period of six (6) years and an additional one (1) year if a savings statute is properly invoked after the Effective Time, NCBC shall indemnify, defend and hold harmless present and former directors, officers, employees and agents of FFC and FFC Companies (the "FFC Entities") (each an "Indemnification Party") against all Liabilities or litigation arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of an FFC entity, or at the request of an FFC Entity, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including transactions contemplated by this Agreement) to the fullest extent permitted under Tennessee Law and the Articles of Incorporation and Bylaws of FFC as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any FFC Company or NCBC is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between NCBC and the Indemnified Party.

      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.15, upon learning of any such Liability or Litigation, shall promptly notify NCBC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advised that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (except that if there are conflicts of interest among such Indemnified Parties, this limitation shall not apply), (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation thereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

   8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

      (a) Shareholder Approval. The shareholders of FFC shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by law and by the provisions of any governing instruments.

      (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, either party would not, in its reasonable judgment, have entered into this Agreement.

      (c) Consents. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Sections 8.1(b) and 8.1(c) of this Agreement) or for the preventing of any default under any contract or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

      (d) Legal Proceedings. No court or government or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

      (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approval under state Securities Laws or the 1933 Act, or 1934 Act relating to the issuance or trading of the shares of NCBC Common Stock pursuant to the Merger shall have been received.

      (f) Exchange Listing. The shares of NCBC Common Stock issuable pursuant to the Merger shall have been approved for inclusion on the NASDAQ National Market System subject to official notice of issuance.

      (g) Tax Matters. Each of the Parties shall have received an opinion from King & Spalding in form and substance reasonably satisfactory to such Party, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, for federal income tax purposes:

        (i) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

         (ii) No gain or loss will be recognized by NCBC or FFC as a result of the Merger;

          (iii) No gain or loss will be recognized by the shareholders of FFC upon the exchange of FFC Common Stock for NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCBC Common Stock) or by the holders of FFC Options upon the conversion of such options into rights with respect to NCBC Common Stock;

         (iv) The aggregate tax basis of NCBC Common Stock received by a FFC shareholder pursuant to the Merger will be the same as the aggregate tax basis of the FFC Common Stock surrendered in exchange therefor (excluding any basis allocable to a fractional share of NCBC Common Stock for which cash is received); and

        (v) A FFC shareholder who perfects his dissenters' rights under Tennessee law and who receives payment in cash for the "fair value" of his FFC Common Stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the IRC, and the FFC shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such stock.

  In rendering such opinion, King & Spalding may require and rely upon representations and covenants, including those contained in certificates of officers of NCBC, FFC, and others, reasonably satisfactory in form and substance to such counsel.

      (h) Retention Agreements. NCBC and FFC have agreed upon mutually satisfactory retention contracts and bonuses for key employees of the FFC Companies.

      (i) Employment Agreements. NCBC and each of David Major and James S. Short shall have entered into an Employment Agreement having terms and conditions reasonably satisfactory to each of the respective parties.

      (j) Accounting Treatment. FFC's external audit firm shall provide FFC with a negative assurance letter (the "FFC Pooling Letter") that the proposed transaction will qualify for pooling of interest accounting treatment based on the attributes of FFC only.

   8.2 Conditions to Obligations of NCBC. The obligations of NCBC to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NCBC pursuant to Section 10.6(a) of this
Agreement:

      (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of FFC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FFC set forth in Section 4.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FFC set forth in Sections 4.20, 4.21 and
  4.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FFC set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21 and 4.22), such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FFC.

      (b) No Material Adverse Effect. There shall have been no Material Adverse Effect on FFC's or FFC Bank Subsidiary's financial condition since March 31, 1999.

      (c) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FFC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (d) Certificates. FFC shall have delivered to NCBC (i) a certificate, dated as of the Effective Time and signed on its behalf by its President and the Chief Financial Officer of the FFC Bank Subsidiary, to the effect that the conditions to its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FFC's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as NCBC and its counsel shall reasonably request.

      (e) Affiliates Agreements. NCBC shall have received from each affiliate of FFC the affiliates letter referred to in Section 7.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of NCBC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

      (f) Legal Opinion. FFC shall have delivered to NCBC an opinion of Daniel W. Small, counsel to FFC, dated as of the Closing Date, addressed to and in form and substance satisfactory to NCBC, to the effect that:

        (i) FFC is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Tennessee with corporate power and authority to conduct its business and to own and use its Assets.

         (ii) FFC Bank Subsidiary is a financial institution duly organized, validly existing, and in good standing under the laws of the State of Tennessee with corporate power and authority to conduct its business and own and use its Assets.

       (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger and the Option Agreement attached hereto as Exhibit 7.8 have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of FFC.

         (iv) The execution and delivery by FFC of this Agreement and Option do not, and if FFC were now to perform its obligations under this Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of FFC or, to my knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which FFC is a party or by which it is bound.

        (v) This Agreement, the Plan of Merger and the Option have been duly and validly authorized, executed and delivered on behalf of FFC by duly authorized officers, and (assuming valid authorization, execution and delivery by NCBC) constitutes a valid and binding agreement of FFC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the application of equitable principles and judicial discretion; provided, however, that no opinion is expressed as to the availability of the equitable remedy of specific performance.

   Such opinion shall be rendered by counsel reasonably acceptable to NCBC. NCBC agrees that Daniel W. Small is acceptable counsel. In rendering such opinion, counsel for FFC shall be entitled to require and shall be permitted to rely upon certificates of officers of FFC and upon certificates of public officials as to factual matters relevant to such opinion, which certificates shall be in form and substance reasonably satisfactory to such counsel.

    (g) Maintenance of Certain Covenants, Etc. At the time of Closing,

        (i) Exclusive of any securities gains or losses pursuant to FAS 115, total consolidated stockholders' equity shall not be less than $18,885,000.00.

         (ii) FFC shall own, free and clear of any liens, not less than 100% of the outstanding capital stock of FFC Bank Subsidiary; and

          (iii) From and after the Balance Sheet Date, there shall have been no extraordinary sale of assets, nor any material investment portfolio restructuring by either FFC Company.

   The financial criteria and calculations set forth above shall be determined in accordance with GAAP consistently applied.

      (h) Non-Compete Agreements. Each of David Major, James S. Short and six of the other eight members of the FFC Board shall have entered into a non-compete agreement with NCBC and FFC Bank Subsidiary substantially in the form of the non-compete agreement which is annexed hereto as Exhibit 8.2.

   8.3 Conditions to Obligations of FFC. The obligations of FFC to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FFC pursuant to Section 10.6(b) of this
Agreement:

      (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of NCBC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NCBC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of NCBC set forth in Section 5.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NCBC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on NCBC.

      (b) No Material Adverse Effect. There shall have been no Material Adverse Effect on NCBC's financial condition since March 31, 1999.

      (c) Performance of Agreements and Covenants. Each and all of the agreements and covenants of NCBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

      (d) Certificates. NCBC shall have delivered to FFC (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Sections 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by NCBC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as FFC and its counsel shall reasonably request.

      (e) Legal Opinion. NCBC shall have delivered to FFC an opinion of counsel, which may be in-house counsel of NCBC, dated as of the Closing Date, addressed to and in form and substance satisfactory to FFC, to the effect that:

        (i) NCBC is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Tennessee with corporate power and authority to conduct its business and to own and use its Assets;

         (ii) This Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of NCBC by duly authorized officers or representatives thereof, and (assuming this Agreement is a binding obligation of FFC) constitutes a valid and binding obligation of NCBC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

       (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of NCBC; and

         (iv) The execution and delivery by NCBC of this Agreement do not, and if NCBC were now to perform its obligations under this Agreement such performance would not, violate or contravene any provision of its Charter or Bylaws or, to such counsel's knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which NCBC is a party or by which it is bound.

      (f) Fairness Opinion. FFC shall have received a "fairness opinion" from its independent financial adviser dated as of the date of the Proxy Statement and as of the Closing Date to the effect that, in the opinion of such adviser, the consideration to be received by the FFC Record Holders pursuant to the terms and conditions of this Agreement is fair to the shareholders of FFC from a financial point of view, and such fairness opinion shall not have been withdrawn on or prior to the Closing Date.

                                   ARTICLE 9
                                  TERMINATION

   9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of NCBC or FFC, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

      (a) By mutual consent of the Board of Directors of NCBC and the Board of Directors of FFC; or

      (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2 of this Agreement in the case of FFC and Section 8.3 in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to terminate the Merger under the applicable standard set forth in Section 8.2 of this Agreement in the case of FFC and Section 8.3 of this Agreement in the case of NCBC; or

      (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2of this Agreement in the case of FFC and Section 8.3 in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

      (d) By the Board of Directors of either Party in the event (i) any consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the shareholders of FFC fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Tennessee Code and FFC's Charter and Bylaws; or

      (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by October 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e) and further, if NCBC shall have filed all applications necessary to obtain the necessary Consents of banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by NCBC, then FFC shall, upon NCBC's written request, extend the October 31, 1999, date for a reasonable time, in no event less than thirty (30) days, in order for NCBC to obtain all Consents of bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods. Nothing shall require FFC to extend the Closing Date beyond November 30, 1999; or

      (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
  Section 8.2(a) of this Agreement in the case of FFC and Section 8.3(a) in the case of NCBC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement as the same may be extended pursuant to Section 9.1(e).

   If the FFC Disclosure Memorandum, as described in Article 4 of this Agreement, (i) is not delivered within ten (10) days after the execution of this Agreement as provided for in Section 6.1(b) of this Agreement; or (ii) if the FFC Disclosure Memorandum is delivered within the time restrictions set forth herein, but NCBC finds the FFC Disclosure Memorandum to be deficient in content; or (iii) if the FFC Disclosure Memorandum is delivered in a timely manner, but NCBC finds the FFC Disclosure Memorandum to contain disclosures that NCBC deems unsatisfactory, NCBC has the following remedies. In the case of either subsection (i) or (ii) of this Section 9.1(f), NCBC has the right to immediately terminate this Agreement. In the case of subsection (iii) of this
Section 9.1(f), NCBC has the right to terminate this Agreement if the disclosure deemed unsatisfactory by NCBC cannot be or has not been cured by FFC to NCBC's satisfaction within thirty (30) days from the date NCBC gives FFC written notice thereof. Within ten (10) days of receipt of the FFC Disclosure Memorandum, NCBC shall give FFC written notice of any deficiencies or unsatisfactory matters disclosed in the FFC Disclosure Memorandum. Such notice shall state with particularity the issues in question and if such issue is subject to cure, shall set forth NCBC's description of what action or result is necessary to cure the items. In addition, in the case of subsection (iii) of this Section 9.1(f), FFC has the right to terminate this Agreement if NCBC demands that FFC remedy any problems perceived by NCBC with the substance of the disclosures and if FFC is unwilling or unable to remedy the such perceived problems. In the event of termination by either Party pursuant to this second paragraph of Section 9.1(f), the Option shall terminate and this Agreement, the Parties' Letter of Intent dated April 16, 1999 shall terminate and, other than
Section 7.6(b) and Article 10, this Agreement shall terminate. In the event of termination under this second paragraph of Section 9.1(f), each Party shall be responsible for its own fees and expenses and shall have no liability to the other except for wilful violations of Section 7.6(b).

   9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 9.2 and Article 10 and Sections 7.6(b) and 7.8 of this Agreement shall survive any such termination and abandonment; (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) of this Agreement shall not relieve the breaching Party from liability for (x) an uncured willful breach of a covenant or agreement or (y) a fraudulent act of such Party, in either case to the extent giving rise to such termination; and (iii) Section 7.8 of this Agreement shall be governed by its own terms.

   9.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3 and 10 and Sections 6.3(b), 7.6, 7.8, 7.12, 7.13, 7.14 and
7.15 of this Agreement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

   10.1 Definitions.

      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

       "Acquisition Proposal" shall mean any exchange offer or any proposal for a merger, consolidation, or acquisition of 9.9% or more of the outstanding common stock of FFC.

       "Affiliate" of a Party means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person.

       "Agreement" shall mean this Agreement, the Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

       "Allowances" shall mean the allowances for loan, lease and other credit losses, including losses in connection with ORE, of any Person.

       "Articles of Merger" shall mean the Articles of Merger to be executed by NCBC and FFC and filed with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the Tennessee Code relating to the merger of FFC with and into NCBC as contemplated by this Agreement and the Plan of Merger.

       "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

       "Balance Sheet Date" shall mean December 31, 1998.

       "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

       "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that (i) is not a federal or state holiday generally recognized or observed by banks in the State of Tennessee and (ii) is not a day on which the principal executive office of either NCBC or FFC is closed for business.

       "Closing" shall mean the consummation of the Merger.

       "Closing Date" shall mean the date on which the Closing occurs.

       "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order or Permit.

       "Consideration" shall mean the shares of NCBC Common Stock and the cash settlement of any remaining fractional share of NCBC Common Stock deliverable to the FFC Record Holders pursuant to Section 2.1(b) of this Agreement.

       "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document that is binding on any Person or its capital stock, Assets, or business.

       "Control" shall have the meaning assigned to such term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

       "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

       "Effective Date" shall mean that date on which the Effective Time of the Merger shall have occurred.

       "Effective Time" shall mean the date and time that the Articles of Merger shall become effective with the Secretary of State of Tennessee.

       "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 USC (S)9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 USC (S)6901, et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "Exchange Agent" shall mean The Bank of New York.

       "Exchange Ratio" shall mean the number of shares of NCBC Common Stock, and fractions thereof, to be exchanged for each share of FFC Common Stock pursuant to Section 2.1(b) of this Agreement, subject to such adjustments as may be expressly provided in this Agreement and the Plan of Merger.

       "Exhibits" 1.1, 7.8, 7.12 and 8.2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

       "FFC" shall mean First Financial Corporation, a Tennessee corporation.

       "FFC Bank Subsidiary" shall mean, collectively, First Bank and Trust, a state non-member bank and its wholly owned subsidiaries, American Title and Escrow Company and First Southern Finance, Inc.

       "FFC Common Stock" shall mean the common stock of First Financial Corporation, $2.50 par value per share.

       "FFC Company(ies)" shall mean FFC and all of its Subsidiaries, whether direct or indirect.

       "FFC Disclosure Memorandum" shall mean the written information entitled "First Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to NCBC describing in reasonable detail the matters contained therein. Disclosure of a specific state of facts on one schedule shall be deemed to be disclosed with respect to other relevant schedules so long as such disclosure is made with such detail and such specificity that it is clear that the information disclosed relates to the subject matter of the schedule.

       "FFC Employee Plans" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by FFC or any FFC Bank Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of FFC or any FFC Bank Subsidiary.

       "FFC Financial Statements" shall mean (i) the unaudited consolidated balance sheets (including related notes and schedules, if any) of FFC as of March 31, 1999, and 1998, and the related unaudited consolidated statements of earnings, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999; (ii) the audited consolidated balance sheets (including related notes and schedules) of FFC as of December 31, 1998, 1997 and 1996, and the related audited consolidated statements of earnings, changes in shareholders' equity and cash flows (including related notes and schedules) for the years then ended; and (iii) the consolidated financial statements of FFC (including related notes and schedules, if any) with respect to periods subsequent to March 31, 1999, in each case as filed by FFC in SEC Documents.

       "FFC Option Plans" means those options to acquire FFC Common Stock under (i) FFC's non-qualified stock option plans; (ii) FFC's employment agreement with its president; and (iii) FFC's incentive stock option plan.

       "FFC Preferred Stock" means the no par value preferred stock of FFC, no shares of which are currently outstanding.

       "FFC Record Holders" means those Persons who shall be the holders of record of any of the issued and outstanding shares of FFC Common Stock immediately prior to the Effective Time.

       "FDIC" shall mean the Federal Deposit Insurance Corporation.

       "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis when acting under delegated authority.

       "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

       "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
    Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

       "HOLA" shall mean the Home Owners' Loan Act, 12 USC Section 1461 et seq.

       "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

       "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Administrative Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or General Counsel of such Person, or such other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates. As used in this Agreement, the term "Knowledge" does not mean or include constructive knowledge.

       "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

       "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

       "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

       "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or written notice by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

       "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. With respect to NCBC, a decline in the price of a share of NCBC Common Stock shall not, in and of itself, be deemed to be or to be evidence of the occurrence of a Material Adverse Effect with respect to NCBC.

       "Merger" shall mean the merger of FFC with and into NCBC, as described in Section 1.1 of this Agreement.

       "NASDAQ" shall mean the NASDAQ Stock Market or NASDAQ National Market, or its successor, upon which shares of NCBC Common Stock are listed for trading.

       "NCBC" shall mean National Commerce Bancorporation, a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at One Commerce Square, Memphis, Shelby County, Tennessee 38150.

       "NCBC Capital Stock" shall mean, collectively, the NCBC Common Stock, the NCBC Preferred Stock and any other class or series of capital stock of NCBC.

       "NCBC Common Stock" shall mean the $2.00 par value common stock of NCBC.

       "NCBC Companies" shall mean, collectively, NCBC and all NCBC
    Subsidiaries.

       "NCBC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NCBC as of March 31, 1999, and as of March 31, 1998, and March 31, 1997, the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999, and for each of the three years ended December 31, 1998, 1997, and 1996, as filed by NCBC in SEC Documents and (ii) the consolidated balance sheet of NCBC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1999.

       "NCBC Preferred Stock" shall mean the no par value preferred stock of NCBC authorized but none of which is currently outstanding.

       "NCBC Subsidiaries" shall mean the Subsidiaries of NCBC.

       "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

       "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

       "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

       "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

       "ORE" shall mean real estate and other property acquired through foreclosure, deed in lieu of foreclosure, or similar procedures.

       "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property. A Party shall not be deemed to participate in the management of a facility or property by reason of the existence of covenants in loan agreements or similar instruments between such Party and the owner of such facility or property.

       "Party" shall mean either NCBC, on the one hand, or FFC on the other hand, and "Parties" shall mean NCBC and FFC.

       "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

       "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

       "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

       "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.1.

       "Proxy Statement" shall mean the proxy statement to be used by FFC to solicit proxies with a view to securing the approval of the FFC shareholders of this Agreement and the Plan of Merger.

       "Records" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of a Party; original instruments and other documentation (or true and correct copies thereof), pertaining to a Party or any of its Subsidiaries or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of such Person or any of such Person's Subsidiary businesses on or after the Effective Time as it was conducted prior to the Effective Time.

       "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NCBC under the 1933 Act with respect to the issuance of the shares of NCBC Common Stock to the shareholders of FFC in connection with the transactions contemplated by this Agreement.

       "Regulatory Authorities" shall mean, collectively, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASDAQ, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

       "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

       "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

       "SEC" shall mean the United States Securities and Exchange
    Commission, or any successor thereto.

       "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws.

       "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

       "Shareholders' Meeting" shall mean the Special Meeting of the shareholders of FFC to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments or postponement or postponements thereof.

       "Subsidiaries" shall mean all of those Persons of which the entity in question owns or controls 5% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

       "Surviving Corporation" shall mean NCBC, as the corporation resulting from and surviving the consummation of the Merger as set forth in Section 1.1 of this Agreement.

       "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

       "Tennessee Code" shall mean the Tennessee Code Annotated, as amended.

      (b) Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

   10.2 Expenses.

      (a) Except as otherwise provided in Section 7.8 and this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the costs contemplated hereunder, including, filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1998. No such amounts shall affect or serve to reduce the Gross Purchase Price or the Net Purchase Price.

      (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages with respect to any liability of a Party pursuant to this Agreement or otherwise limit the rights of the non-breaching Party. This paragraph shall not be deemed to limit or to enlarge the agreed remedies for breach of this Agreement set forth in Section 9.2.

   10.3 Brokers and Finders. Other than the engagement of Morgan Keegan & Company, Inc. by FFC, the fees of which solely shall be the responsibility of FFC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investments bankers fees, brokerage fees, commissions, or finders fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FFC or NCBC, each of FFC and NCBC, as the case may be agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

   10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, this Agreement does not supersede that certain Confidentiality Agreement, dated as of April 22, 1999, between the Parties. The Parties acknowledge and agree that such Confidentiality Agreement shall remain in full force and effect, notwithstanding the execution of this Agreement, until the earlier of the Effective Time or the expiration of such Confidentiality Agreement in accordance with its terms.

   10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of FFC Common Stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the FFC Record Holders.

   10.6 Waivers.

      (a) Prior to or at the Effective Time, NCBC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FFC, to waive or extend the time for the compliance or fulfillment by FFC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NCBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NCBC.

      (b) Prior to or at the Effective Time, FFC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NCBC, to waive or extend the time for the compliance or fulfillment by NCBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FFC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FFC.

      (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

   10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, NCBC may assign all of its rights hereunder to any other wholly owned Subsidiary whether now existing or hereafter acquired or organized (but NCBC may not delegate any of its duties, including the duty to issue and list the shares of NCBC Common Stock to be issued pursuant to the Merger to the FFC Record Holders. Notwithstanding the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          If to NCBC:         National Commerce Bancorporation
                              One Commerce Square
                              Memphis, TN 38150
                              Fax: (901) 523-3170
                              Telephone: (901) 523-3320
           Attention:         Lewis E. Holland
                              Vice Chairman and CFO
                  and         Charles A. Neale
                              Vice President and General Counsel
                              Fax: (901) 523-3303
                              Telephone: (901) 523-3371

           If to FFC:         First Financial Corporation
                              1691 North Mt. Juliet Road
                              Mt. Juliet, TN 37122
                              Fax: (615) 758-8645
                              Telephone: (615) 754-2265
           Attention:         David Major, President and
                              Chief Executive Officer

                With a copy
                  to:         Daniel W. Small
                              Attorney at Law
                              323 Union Street, Suite 300
                              P.O. Box 190608
                              Nashville, TN 37219-0608
                              Fax: (615) 252-6001
                              Telephone: (615) 252-6000

   10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

   10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

   10.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   10.12 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

   10.13 Enforcement of Agreement.

      (a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      (b) The beneficiaries of the provisions set forth in Sections 7.13,
  7.14 and 7.15 may enforce their respective rights, under said sections of this Agreement and any other applicable sections of this Agreement including Section 10.14.

   10.14 Attorneys' Fees. If any Party hereto shall bring any action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

   10.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   10.16 Remedies Cumulative. All remedies provided in this Agreement, by Law or otherwise, shall be cumulative and not alternative.

   IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                        FIRST FINANCIAL CORPORATION

                                        By:


                                           David Major
                                         [Signature of David Major appears
                                         here]
                                           President and Chief Executive
                                        Officer
ATTEST:

/s/ Sam Short
-------------------------------------
Sam Short, Executive Vice President

(This corporation has no seal)

                                        NATIONAL COMMERCE BANCORPORATION


                                           William R. Reed, Jr.
                                         [Signature of William R. Reed, Jr.
                                         appears here]
                                           Vice Chairman

ATTEST:

Charles A. Neale, Vice President and General Counsel

                                         [Signature of Charles A. Neale
                                         appears here]

(This corporation has no seal)

                                   APPENDIX B
                            Form of Fairness Opinion

                 [Letterhead of Morgan Keegan & Company, Inc.]

June 1, 1999

Board of Directors
First Financial Corporation
1691 North Mt. Juliet Road
Mt. Juliet, TN 37122

Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First Financial Corporation (the "Company") of the Exchange Ratio in connection with its proposed merger with National Commerce Bancorporation ("NCBC") (the "Transaction") pursuant to and in accordance with the terms of the Agreement and Plan of Merger (the "Agreement") entered into by and between NCBC and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

   You have advised us that, pursuant to the Agreement, the Company will merge with and into NCBC (the "Merger") and that the Company's banking subsidiary will become a wholly owned bank subsidiary of NCBC. Each share of the Company's Common Stock (excluding shares held by Company shareholders who have perfected their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall be converted into 2.8502 shares of NCBC Common Stock. In addition, each stock option outstanding shall be converted at the above Exchange Ratio into and become rights with respect to NCBC Common Stock.

   Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company to serve as its financial advisor. Morgan Keegan will receive a fee for serving as financial advisor and for rendering this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

   In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company and NCBC concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and NCBC; (4) reviewed internal financial analyses, financial and operating forecasts, to the extent publicly available, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and NCBC and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of the Company and NCBC to the combined company; and
(8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and NCBC contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and NCBC as to the reasonableness and achievabiity of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and NCBC and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and NCBC. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or NCBC nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of NCBC Common Stock will trade following the date hereof, or the price or trading range at which NCBC Common Stock will trade upon completion of the Transaction.

   Morgan Keegan has not previously provided investment banking services, but has provided fixed income services, to the Company. In the ordinary course of our business, we serve as a market maker for NCBC Common Stock and trade shares for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in NCBC Common Stock. In connection with a recent secondary offering of 5 million shares of NCBC Common Stock, Morgan Keegan was an underwriter and member of the selling group.

   It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

                               Yours very truly,


                               /s/ Morgan Keegan & Company, Inc.
                               MORGAN KEEGAN & COMPANY, INC.

                                   APPENDIX C

                               DISSENTERS' RIGHTS

                          PART I--RIGHT TO DISSENT AND
                           OBTAIN PAYMENT FOR SHARES

          TENNESSEE BUSINESS CORPORATION ACT (S)(S) 48-23-101 ET SEQ.

   48-23-101. Definitions.--As used in this chapter, unless the context otherwise requires:

   (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

   (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

   (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

   (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

   (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

   (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

   (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, (S) 13.01.]

   48-23-102. Right to dissent.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

   (1) Consummation of a plan of merger to which the corporation is a party:

     (A) If shareholder approval is required for the merger by (S) 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

     (B) If the corporation is a subsidiary that is merged with its parent under (S) 48-21-105;

   (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

   (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

   (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

     (A) Alters or abolishes a preferential right of the shares;

     (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under (S) 48-16-104; or

   (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under (S) 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. [Acts 1986, ch. 887, (S) 13.02.]

   48-23-103. Dissent by nominees and beneficial owners.--(a) A record shareholder may asset dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

   (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

   (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote. [Acts 1986, ch. 887, (S) 13.03.]

             PART 2 -- PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

   48-23-201. Notice of dissenters' rights.--(a) If proposed corporate action creating dissenters' rights under (S) 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

   (b) If corporate action creating dissenters' rights under (S) 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 48-23-203.

   (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, (S) 13.20.]

   48-23-202. Notice of intent to demand payment.--(a) If proposed corporate action creating dissenters' rights under (S) 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

   (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

   (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by (S) 48-23-201.

   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter. [Acts 1986, ch. 887, (S) 13.21.]

   48-23-203. Dissenters' notice.--(a) If proposed corporate action creating dissenters' rights under (S) 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of (S) 48-23-202.

   (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

   (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

   (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

   (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

   (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

   (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to (S) 48-23-201. [Acts 1986, ch. 887, (S) 13.22.]

   48-23-204. Duty to demand payment.--(a) A shareholder sent a dissenters' notice described in (S) 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to (S) 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

   (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887, (S) 13.23.]

   48-23-205. Share restrictions.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under (S) 48-23-207.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887, (S) 13.24.]

   48-23-206. Payment.--(a) Except as provided in (S) 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with
(S) 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

   (b) The payment must be accompanied by:

   (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

   (2) A statement of the corporation's estimate of the fair value of the shares;

   (3) An explanation of how the interest was calculated;

   (4) A statement of the dissenter's right to demand payment under (S) 48-23-209; and

   (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to (S) 48-23-201 or (S) 48-23-203. [Acts 1986, ch. 887, (S) 13.25.]

   48-23-207. Failure to take action.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under (S) 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, (S) 13.26.]

   48-23-208. After-acquired shares.--(a) A corporation may elect to withhold payment required by (S) 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

   (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 48-23-209. [Acts 1986, ch. 887, (S) 13.27.]

   48-23-209. Procedure if shareholder dissatisfied with payment or offer.--(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under (S) 48-23-206), or reject the corporation's offer under (S) 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

   (1) The dissenter believes that the amount paid under (S) 48-23-206 or offered under (S) 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

   (2) The corporation fails to make payment under (S) 48-23-206 within two (2) months after the date set for demanding payment; or

   (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

   (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares. [Acts 1986, ch. 887, (S) 13.28.]

  48-23-301. Court action.--(a) If a demand for payment under (S) 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (e) Each dissenter made a party to the proceeding is entitled to judgment:

   (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

   (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under
(S) 48-23-208. [Acts 1986, ch. 887, (S) 13.30.]

   48-23-302. Court costs and counsel fees.--(a) The court in an appraisal proceeding commenced under (S) 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under (S) 48-23-209.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

   (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

   (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, (S) 13.31.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20: Indemnification of Directors and Officers

   The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation against reasonable expenses.

   The Registrant's Restated Charter (the "Charter"), provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

   The Registrant's Bylaws (the "Bylaws"), provide that the Registrant, shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that this conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

   The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 21: Exhibits and Financial Statement Schedules

   An index to Exhibits appears at pages II-5 through II-6 hereof.

Item 22: Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on June 23, 1999.

                                          National Commerce Bancorporation

                                                   /s/ Thomas M. Garrott
                                          By: _________________________________
                                                     Thomas M. Garrott
                                              Chairman of the Board, President
                                                            and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
        /s/ Thomas M. Garrott          Chairman of the Board,        June 23, 1999
______________________________________  President and Chief
          Thomas M. Garrott             Executive Officer
                                        (Principal Executive
                                        Officer) and Director
         /s/ Lewis E. Holland          Vice Chairman, Treasurer      June 23, 1999
______________________________________  and Chief Financial
           Lewis E. Holland             Officer (Principal
                                        Financial Officer and
                                        Director)
          /s/ Mark A. Wendel           Accounting Officer            June 23, 1999
______________________________________  (Principal Accounting
            Mark A. Wendel              Officer)
                                       Director                      June 23, 1999
______________________________________
         Frank G. Barton, Jr.
                  *                    Director                      June 23, 1999
______________________________________
        R. Grattan Brown, Jr.

              Signature                Title                             Date
              ---------                -----                             ----
                  *                    Director                      June 23, 1999
______________________________________
        Bruce E. Campbell, Jr.
                  *                    Director                      June 23, 1999
______________________________________
         John D. Canale, III
                  *                    Director                      June 23, 1999
______________________________________
       James H. Daughdrill, Jr.
                  *                    Director                      June 23, 1999
______________________________________
      Thomas C. Farnsworth, Jr.
                  *                    Director                      June 23, 1999
______________________________________
            R. Lee Jenkins
                  *                    Director                      June 23, 1999
______________________________________
        W. Neely Mallory, Jr.
                  *                    Director                      June 23, 1999
______________________________________
        James E. McGehee, Jr.
                  *                    Director                      June 23, 1999
______________________________________
        Phillip H. McNeil, Sr.
                  *                    Director                      June 23, 1999
______________________________________
        Harry J. Phillips, Sr.
                  *                    Director                      June 23, 1999
______________________________________
           J. Bradbury Reed
                  *                    Director                      June 23, 1999
______________________________________
         William R. Reed, Jr.
                  *                    Director                      June 23, 1999
______________________________________
           G. Mark Thompson

   * The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.


By   /s/ Charles A. Neale
  ------------------------------

      Charles A. Neale

    as attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
   2.1   Agreement and Plan of Merger among National Commerce Bancorporation and First Financial Corporation dated as of May 1, 1999 (included as
         Appendix A to the Proxy Statement/Prospectus in Part I of this
         Registration Statement).

   2.2   Stock Option Agreement, dated as of May 1, 1999, between National
         Commerce Bancorporation and First Financial Corporation.

   3.1   Charter of National Commerce Bancorporation as amended and restated
         (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended
         December 31, 1996 (File No. 0-6094) and incorporated herein by reference).

   3.2   Bylaws of National Commerce Bancorporation as amended (filed as
         Exhibit 3.2 to the Registrant's Form 10-K for the year ended December
         31, 1995 (File No. 0-6094) and incorporated herein by reference).

   4.1   Specimen Stock Certificate.*

   5.1 Opinion of King & Spalding, counsel to the Registrant, as to the legality of the shares of the Registrant's Common Stock being registered.*

   8.1 Opinion of King & Spalding, counsel to the Registrant, as to certain federal income tax consequences of the Merger.*

  10.1 Form of Promissory Notes of NBC payable to The Mallory Partners (filed as Exhibit 10.1 to the Registrant's Form 10-K for the year ended
         December 31, 1987 (File No. 0-6094) and incorporated herein by reference).

  10.2 Employment Agreement dated as of October 1, 1991, by and between National Bank of Commerce and Bruce E. Campbell, Jr. (filed as Exhibit
         10.5 to the Registrant's Form 10-K for the year ended December 31, 1987 (File No. 0-6094) and incorporated herein by reference).

  10.3 Employment Agreement dated as of January 1, 1992, by and between National Bank of Commerce and John S. Evans (filed as Exhibit 10.6 to the Registrant's Form 10-K for the year ended December 31, 1992 (File
         No. 0-6094) and incorporated herein by reference).

  10.4 Employment Agreement dated as of January 1, 1992, by and between National Bank of Commerce and William R. Reed, Jr. (filed as Exhibit
         10.8 to the Registrant's Form 10-K for the year ended December 31, 1992 (File No. 0-6094) and incorporated herein by reference).

  10.5 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Thomas M. Garrott (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1994
         (File No. 0-6094) and incorporated herein by reference).

  10.6 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Gary L. Lazarini (filed as Exhibit 10.10 to the Registrant's Form 10-K for the year ended December 31, 1994
         (File No. 0-6094) and incorporated herein by reference).

  10.7 Employment Agreement dated as of September 1, 1993, by and between National Bank of Commerce and Mackie H. Gober (filed as Exhibit 10.11 to the Registrant's Form 10-K for the year ended December 31, 1994
         (File No. 0-6094) and incorporated herein by reference).

  10.8   Deferred Compensation Agreement for Thomas M. Garrott (filed as
         Exhibit 10c(2) to the Registrant's Form 10-K for the year ended
         December 31, 1984 (File No. 0-6094) and incorporated herein by reference).

  10.9   Employment Agreement dated as of July 1, 1994, by and between National
         Bank of Commerce and Lewis E. Holland (filed as Exhibit 10.14 to the
         Registrant's Form 10-K for the year ended December 31, 1994 (File No.
         0-6094) and incorporated herein by reference).


 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
  10.10  Split Dollar Insurance Plan (filed as Exhibit 10c(3) to the
         Registrant's Form 10-K for the year ended December 31, 1984 (File No.
         0-6094) and incorporated herein by reference).

  10.11  Bonus Incentive Plan (filed as Exhibit 10c(1) to the Registrant's Form
         10-K for the year ended December 31, 1980 (File No. 0-6094) and incorporated herein by reference).

  10.12 1982 Incentive Stock Option Plan, as amended (filed as Exhibit 10.8 to the Registrant's Form 10-K for the year ended December 31, 1988 (File
         No. 0-6094)) and incorporated herein by reference).

  10.13  1986 Stock Option Plan (filed as Exhibit A to the Registrant's Proxy
         Statement for the 1987 Annual Special Meeting of Shareholders and incorporated herein by reference).

  10.14  1990 Stock Plan (filed as Exhibit A to the Registrant's Proxy
         Statement for the 1990 Annual Special Meeting of Shareholders and incorporated herein by reference).

  10.15 Form of Amendment to 1986 Stock Option Plan (filed as Exhibit 10.10 to the Registrant's Form 10-K for the year ended December 31, 1988 (File
         No. 0-6094) and incorporated herein by reference).

  10.16  1994 Stock Plan (filed as Exhibit A to the Registrant's Proxy
         Statement for the 1994 Annual Special Meeting of Shareholders and incorporated herein by reference).

  10.17  Resolution authorizing Pension Restoration Plan (filed as Exhibit
         10(c)(7) to the Registrant's Form 10-K for the year ended December 31, 1986 (File No. 0-6094) and incorporated herein by reference).

  10.18 Employment Agreement dated as of August 19, 1996, by and between National Commerce Bancorporation and Jacques Driscoll (filed as
         Exhibit 10.18 to the Registrant's Form 10-K for the year ended
         December 31, 1997 (File No. 0-6094) and incorporated herein by reference).

  21.1   Subsidiaries of the Registrant.*

  23.1   Consent of Ernst & Young LLP.*

  23.2   Consent of Maggart & Associates, P.C.*

  23.3   Consent of King & Spalding (included in the opinions filed as Exhibits
         5.1 and 8.1).*

  23.4   Consent of Morgan Keegan & Company, Inc.*

  99.1   Form of FFC Proxy.

--------

* Previously filed.